Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Vanguard Health Systems, Inc.

We have audited the accompanying consolidated balance sheets of Vanguard Health Systems, Inc. as of June 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended June 30, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vanguard Health Systems, Inc. at June 30, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Vanguard Health Systems, Inc.’s internal control over financial reporting as of June 30, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated August 19, 2013 expressed an unqualified opinion thereon.

/s/ Ernst &Young LLP

Nashville, Tennessee

August 19, 2013

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2012	June 30, 2013
	(In millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$455.5	$624.0
Restricted cash	2.4	6.5
Accounts receivable, net of allowance for doubtful accounts of $366.5 and $408.1, respectively	702.1	636.7
Inventories	97.0	101.7
Deferred tax assets	89.6	67.7
Prepaid expenses and other current assets	236.4	205.2
Total current assets	1,583.0	1,641.8
Property, plant and equipment, net of accumulated depreciation	2,110.1	2,325.0
Goodwill	768.4	789.9
Intangible assets, net of accumulated amortization	89.0	80.6
Deferred tax assets, noncurrent	71.2	46.6
Investments in securities	51.8	59.1
Escrowed cash for capital commitments	20.3	—
Other assets	94.3	99.6
Total assets	$4,788.1	$5,042.6
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$383.6	$394.9
Accrued salaries and benefits	226.0	211.7
Accrued health plan claims and settlements	74.8	72.6
Accrued interest	73.2	73.6
Other accrued expenses and current liabilities	219.9	227.9
Current maturities of long-term debt	11.2	16.9
Total current liabilities	988.7	997.6
Professional and general liability and workers compensation reserves	304.8	293.0
Unfunded pension liability	269.9	187.7
Other liabilities	174.7	117.2
Long-term debt, less current maturities	2,695.4	2,979.3
Commitments and contingencies
Redeemable non-controlling interests	53.1	61.8
Equity:
Vanguard Health Systems, Inc. stockholders’ equity:
Common Stock of $0.01 par value; 500,000,000 shares authorized; 75,474,000 and 77,900,000 shares issued and outstanding, respectively	0.8	0.8
Additional paid-in capital	403.3	399.0
Accumulated other comprehensive loss	(48.4)	(8.1)
Retained earnings (deficit)	(60.6)	1.3
Total Vanguard Health Systems, Inc. stockholders’ equity	295.1	393.0
Non-controlling interests	6.4	13.0
Total equity	301.5	406.0
Total liabilities and equity	$4,788.1	$5,042.6

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended June 30,
	2011	2012	2013
	(In millions, except share and per share amounts)
Patient service revenues	$4,014.6	$5,731.0	$5,929.6
Less: Provision for doubtful accounts	(302.3)	(539.4)	(667.3)
Patient service revenues, net	3,712.3	5,191.6	5,262.3
Premium revenues	869.4	757.4	737.1
Total revenues	4,581.7	5,949.0	5,999.4

Salaries and benefits (includes stock compensation of $4.8, $9.2 and $6.4, respectively)	2,020.4	2,746.9	2,740.6
Health plan claims expense	686.3	578.9	577.4
Supplies	669.9	911.6	917.0
Purchased services	360.9	547.3	611.8
Rents and leases	54.1	75.0	76.2
Other operating expenses	383.8	551.0	565.3
Medicare and Medicaid EHR incentives	(10.1)	(28.2)	(38.0)
Depreciation and amortization	193.8	258.3	257.1
Interest, net	171.2	182.8	197.0
Monitoring fees and expenses	31.3	—	—
Acquisition related expenses	12.5	14.0	8.1
Impairment and restructuring charges	6.0	(0.1)	5.2
Debt extinguishment costs	—	38.9	2.1
Loss (gain) on disposal of assets	(0.2)	0.6	(13.3)
Other	(4.3)	(6.6)	(16.9)
Income from continuing operations before income taxes	6.1	78.6	109.8
Income tax expense	(8.6)	(22.2)	(40.8)
Income (loss) from continuing operations	(2.5)	56.4	69.0
Income (loss) from discontinued operations, net of taxes	(5.9)	(0.5)	0.1
Net income (loss)	(8.4)	55.9	69.1
Net loss (income) attributable to non-controlling interests	(3.6)	1.4	(7.2)
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(12.0)	$57.3	$61.9

Amounts attributable to Vanguard Health Systems, Inc. stockholders:
Income (loss) from continuing operations, net of taxes	$(6.1)	$57.8	$61.8
Income (loss) from discontinued operations, net of taxes	(5.9)	(0.5)	0.1
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(12.0)	$57.3	$61.9

Earnings (loss) per share attributable to Vanguard Health Systems, Inc. stockholders:
Basic
Continuing operations	$(0.13)	$0.76	$0.78
Discontinued operations	(0.13)	(0.01)	—
	$(0.26)	$0.75	$0.78
Diluted
Continuing operations	$(0.13)	$0.72	$0.75
Discontinued operations	(0.13)	(0.01)	—
	$(0.26)	$0.71	$0.75
Weighted average shares (in thousands):
Basic	45,329	75,255	77,146
Diluted	45,329	78,873	79,679

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended June 30,
	2011	2012	2013
	(In millions)
Net income (loss)	$(8.4)	$55.9	$69.1
Other comprehensive income (loss):
Change in unrealized holding gains on investments in securities	4.5	0.2	4.7
Change in unfunded pension liability	31.8	(112.4)	61.7
Change in value of other post retirement benefit plans	0.9	—	(0.9)
Other comprehensive income (loss) before taxes	37.2	(112.2)	65.5
Change in income tax (expense) benefit	(14.1)	43.2	(25.2)
Other comprehensive income (loss), net of taxes	23.1	(69.0)	40.3
Comprehensive income (loss)	14.7	(13.1)	109.4
Net loss (income) attributable to non-controlling interests	(3.6)	1.4	(7.2)
Comprehensive income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$11.1	$(11.7)	$102.2

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF EQUITY

	Vanguard Health Systems, Inc. Stockholders
	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income/(Loss)	Retained Earnings (Deficit)	Non- Controlling Interests	Total Equity
	(In millions, except share amounts)
Balance at June 30, 2010	44,635,000	$0.4	$354.5	$(2.5)	$(105.9)	$8.1	$254.6
Net income (loss)	—	—	—	—	(12.0)	3.6	(8.4)
Stock compensation (non-cash)	—	—	4.8	—	—	—	4.8
Dividends to equity holders and related equity payments, net of taxes	—	—	(446.4)	—	—	—	(446.4)
Issuance of common stock	25,000,000	0.3	417.3	—	—	—	417.6
Holdings Merger shares, net	1,720,000	—	—	—	—	—	—
Common stock issued for stock-based awards exercised	127,000	—	0.3	—	—	—	0.3
Distributions paid to non-controlling interests and other, net	—	—	—	—	—	(3.6)	(3.6)
Other comprehensive income, net of taxes	—	—	—	23.1	—	—	23.1
Balance at June 30, 2011	71,482,000	0.7	330.5	20.6	(117.9)	8.1	242.0
Net income (loss)	—	—	—	—	57.3	(1.4)	55.9
Stock compensation (non-cash)	—	—	9.2	—	—	—	9.2
Dividends to equity holders and related equity payments, net of taxes	—	—	(0.7)	—	—	—	(0.7)
Issuance of common stock	3,750,000	0.1	66.0	—	—	—	66.1
Common stock issued for stock-based awards exercised	242,000	—	0.2	—	—	—	0.2
Acquired non-controlling interests	—	—	—	—	—	2.0	2.0
Distributions paid to non-controlling interests and other, net	—	—	—	—	—	(2.3)	(2.3)
Accretion of redeemable non-controlling interests	—	—	(1.9)	—	—	—	(1.9)
Other comprehensive loss, net of taxes	—	—	—	(69.0)	—	—	(69.0)
Balance at June 30, 2012	75,474,000	0.8	403.3	(48.4)	(60.6)	6.4	301.5
Net income	—	—	—	—	61.9	7.2	69.1
Stock compensation (non-cash)	—	—	6.4	—	—	—	6.4
Dividends to equity holders and related equity payments, net of taxes	—	—	(1.2)	—	—	—	(1.2)
Common stock issued for stock-based awards exercised	2,426,000	—	1.7	—	—	—	1.7
Exercise of call option for non-controlling interests	—	—	(2.5)	—	—	—	(2.5)
Distributions paid to non-controlling interests and other, net	—	—	—	—	—	(0.6)	(0.6)
Accretion of redeemable non-controlling interests	—	—	(8.7)	—	—	—	(8.7)
Other comprehensive income, net of taxes	—	—	—	40.3	—	—	40.3
Balance at June 30, 2013	77,900,000	$0.8	$399.0	$(8.1)	$1.3	$13.0	$406.0

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended June 30,
	2011	2012	2013
	(In millions)
Operating activities:
Net income (loss)	$(8.4)	$55.9	$69.1
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (income) from discontinued operations	5.9	0.5	(0.1)
Depreciation and amortization	193.8	258.3	257.1
Amortization of loan costs	6.3	6.9	9.2
Accretion of principal on notes	23.1	7.3	4.0
Acquisition related expenses	12.5	14.0	8.1
Stock compensation	4.8	9.2	6.4
Deferred income taxes	3.1	15.5	22.5
Loss (gain) on disposal of assets	(0.2)	0.6	(13.3)
Debt extinguishment costs	—	38.9	2.1
Other	(0.4)	(0.2)	0.4
Changes in operating assets and liabilities:
Accounts receivable, net	(82.2)	(177.7)	65.9
Inventories	(1.3)	(5.9)	(4.8)
Prepaid expenses and other current assets	56.5	(79.4)	60.4
Accounts payable	30.4	46.4	10.6
Accrued expenses and other liabilities	38.6	(76.2)	(196.9)
Net cash provided by operating activities — continuing operations	282.5	114.1	300.7
Net cash provided by (used in) operating activities — discontinued operations	(5.9)	(0.5)	0.1
Net cash provided by operating activities	276.6	113.6	300.8

Investing activities:
Acquisitions and related expenses, net of cash acquired	(464.9)	(212.9)	(15.4)
Capital expenditures	(206.5)	(293.3)	(420.5)
Proceeds from asset disposal	1.6	2.8	17.1
Proceeds from sale of investments in securities	252.7	85.3	76.2
Purchases of investments in securities	(123.7)	(73.5)	(79.1)
Net reimbursements from (deposits to) restricted cash and escrow fund	—	(20.5)	17.0
Other investing activities	(4.1)	(1.1)	(1.4)
Net cash used in investing activities	(544.9)	(513.2)	(406.1)

Financing activities:
Payments of long-term debt and capital lease obligations	(10.6)	(553.1)	(22.0)
Proceeds from debt borrowings	1,011.2	452.2	300.0
Dividends to equity holders	(447.2)	—	—
Payments of debt issuance costs	(25.9)	(10.5)	(2.8)
Proceeds from issuance of common stock	450.0	67.5	—
Payments of IPO related costs	(26.9)	(6.9)	—
Payments of tender premiums on note redemption	—	(27.6)	(0.5)
Other financing activities	(3.3)	(3.1)	(0.9)
Net cash provided by (used in) financing activities	947.3	(81.5)	273.8
Net increase (decrease) in cash and cash equivalents	679.0	(481.1)	168.5
Cash and cash equivalents, beginning of year	257.6	936.6	455.5
Cash and cash equivalents, end of year	$936.6	$455.5	$624.0
Supplemental cash flow information:
Net cash paid for interest	$126.5	$162.4	$184.1
Net cash paid for income taxes	$6.0	$4.5	$22.2
Supplemental noncash activities:
Capitalized interest	$5.6	$3.4	$10.5
Change in fair value of investments in securities, net of taxes	$2.8	$0.1	$3.0
Change in funded status of pension plan, net of taxes	$20.3	$(68.9)	$21.1

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

1. BUSINESS AND BASIS OF PRESENTATION

Reporting Entity

Vanguard Health Systems, Inc. (the “Company”) is an investor-owned health care company whose subsidiaries and affiliates own and operate hospitals and related health care businesses in urban and suburban areas.  The Company’s common stock is traded on the New York Stock Exchange (symbol “VHS”).  As of June 30, 2013, the Company’s subsidiaries and affiliates owned and operated 28 acute care hospitals with 7,081 licensed beds and related outpatient service locations complementary to the hospitals providing health care services in San Antonio, Harlingen and Brownsville, Texas; metropolitan Detroit, Michigan; metropolitan Phoenix, Arizona; metropolitan Chicago, Illinois; and Massachusetts. The Company also owns managed health plans in Chicago, Illinois; Detroit, Michigan; Harlingen, Texas; and Phoenix, Arizona, and two surgery centers in Orange County, California.

Recent Developments

On June 24, 2013, the Company announced that it has entered into a merger agreement with Tenet Healthcare Corporation (“Tenet”). Pursuant to the merger agreement, each of the Company’s common shares will be converted into the right to receive $21.00 per common share in cash and Tenet will assume the Company’s net debt. The Company will become a wholly-owned subsidiary of Tenet and the Company’s shares will cease to be traded on the New York Stock Exchange. The merger is subject to customary regulatory approvals and specific obligations that are required by parties to become effective. During the year ended June 30, 2013, the Company recorded $7.8 million of transaction costs related to the merger that is included in acquisition related expenses on the accompanying consolidated statements of operations. The transaction is expected to close early in the Company’s second quarter of fiscal 2014.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of subsidiaries and affiliates controlled by the Company. The Company generally defines control as the ownership of the majority of an entity’s voting interests. The Company also consolidates any entities for which it receives the majority of the entity’s expected returns or is at risk for the majority of the entity’s expected losses based upon its investment or financial interest in the entity. All material intercompany accounts and transactions have been eliminated. The share and earnings per share information included in the accompanying consolidated financial statements and included in Note 10 reflect the impact of the stock split that the Company effectuated in connection with the initial public offering of its common stock in June 2011. The majority of the Company’s expenses are “cost of revenue” items. Costs that could be classified as general and administrative include certain corporate office costs of the Company, which approximated $73.1 million, $67.8 million and $62.4 million for the years ended June 30, 2011, 2012 and 2013, respectively.

Reclassifications

Certain balances in the accompanying consolidated financial statements and these notes have been adjusted to conform to the June 30, 2013 presentations.

Use of Estimates

In preparing the Company’s financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts recorded or classification of items in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenues and Revenue Deductions

Patient Service Revenues Before Provision for Doubtful Accounts

The Company recognizes patient service revenues associated with services provided to patients who have third-party payer coverage on the basis of contractual rates for the services rendered. For uninsured patients that do not qualify for charity care, the Company recognizes revenues on the basis of its standard rates for services provided (or on the basis of discounted rates, if negotiated or provided by policy).

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

In 2011, the Company adopted Accounting Standards Update No. 2011-07, Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities (“ASU 2011-07”). ASU 2011-07 requires health care entities to change the presentation of the statement of operations by reclassifying the provision for doubtful accounts from an operating expense to a deduction from patient service revenues.

The Company’s revenues from third-party payers, the uninsured and other sources are summarized in the following table (dollars in millions).

	June 30, 2011		June 30, 2012		June 30, 2013
Medicare	$994.0	26.8%	$1,411.6	27.2%	$1,403.4	26.7%
Medicaid	461.9	12.4	720.6	13.9	708.7	13.5
Managed Medicare	458.6	12.4	538.9	10.4	594.7	11.3
Managed Medicaid	366.7	9.9	492.9	9.5	542.6	10.3
Managed care	1,295.3	34.9	1,794.4	34.6	1,753.7	33.3
Commercial	35.5	1.0	68.8	1.3	83.8	1.6
	3,612.0	97.3	5,027.2	96.8	5,086.9	96.7
Uninsured	271.2	7.3	505.3	9.7	605.9	11.5
Other	131.4	3.5	198.5	3.8	236.8	4.5
Patient service revenues before provision for doubtful accounts	4,014.6	108.1	5,731.0	110.4	5,929.6	112.7
Provision for doubtful accounts	(302.3)	(8.1)	(539.4)	(10.4)	(667.3)	(12.7)
Patient service revenues, net	$3,712.3	100.0%	$5,191.6	100.0%	$5,262.3	100.0%

The Company recognizes patient service revenues during the period the health care services are provided based upon estimated amounts due from payers. The Company estimates contractual adjustments and allowances based upon payment terms set forth in managed care health plan contracts and by federal and state regulations. For the majority of its patient service revenues, the Company applies contractual adjustments to patient accounts at the time of billing using specific payer contract terms entered into the accounts receivable systems, but in some cases the Company records an estimated allowance until payment is received. The Company derives most of its patient service revenues from health care services provided to patients with Medicare and related managed Medicare plans or managed care insurance coverage. Medicare, which represented approximately 27% of the Company’s net patient service revenues during each of its years ended June 30, 2011, 2012 and 2013, was the only individual payer for which the Company derived more than 10% of its net patient service revenues during those periods.

Services provided to Medicare and related managed Medicare patients are generally reimbursed at prospectively determined rates per diagnosis (“PPS”), while services provided to managed care patients are generally reimbursed based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Medicaid reimbursements vary by state.

Medicare regulations and the Company’s principal managed care contracts are often complex and may include multiple reimbursement mechanisms for different types of services provided in its health care facilities. To obtain reimbursement for certain services under the Medicare program, the Company must submit annual cost reports and record estimates of amounts owed to or receivable from Medicare. These cost reports include complex calculations and estimates related to indirect medical education, disproportionate share payments, reimbursable Medicare bad debts and other items that are often subject to interpretation that could result in payments that differ from recorded estimates. The Company estimates amounts owed to or receivable from the Medicare program using the best information available and its interpretation of the applicable Medicare regulations. The Company includes differences between original estimates and subsequent revisions to those estimates (including final cost report settlements) in the consolidated statements of operations in the period in which the revisions are made.

Net adjustments for final third party settlements increased patient service revenues and income from continuing operations by $7.3 million ($4.5 million net of taxes or $0.10 per diluted share), $6.7 million ($4.1 million net of taxes or $0.05 per diluted share) and $2.5 million ($1.5 million net of taxes or $0.02 per diluted share) during the years ended June 30, 2011, 2012 and 2013, respectively. Additionally, updated regulations and contract negotiations occur frequently, which necessitates continual review of estimation processes by management. Management believes that future adjustments to its current third party settlement estimates will not significantly impact the Company’s results of operations or financial position.  Estimates for

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

reserves related to cost report settlements were approximately $79.2 million and $63.4 million as of June 30, 2012 and 2013, respectively, and are included in other liabilities on the accompanying consolidated balance sheets.  Estimates for amounts due from third party payers were $63.0 million and $62.2 million as of June 30, 2012 and 2013, respectively, and are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.  Substantially all Medicare and Medicaid cost reports are final settled through 2007.

Rural Floor Provision

The Balanced Budget Act of 1997 (“BBA”) established a rural floor provision, by which an urban hospital’s wage index within a particular state could not be lower than the statewide rural wage index.  The wage index reflects the relative hospital wage level compared to the applicable average hospital wage level.  BBA also made this provision budget neutral, meaning that total wage index payments nationwide before and after the implementation of this provision must remain the same.  To accomplish this, the Centers for Medicare & Medicaid Services (“CMS”) was required to increase the wage index for all affected urban hospitals, and to then calculate a rural floor budget neutrality adjustment (“RFBNA”) to reduce other wage indexes in order to maintain the same level of payments.  Litigation had been pending for several years contending that CMS had miscalculated the RFBNA since 1999.

The related litigation was settled in April 2012. As a result of the settlement, the Company received additional Medicare payments of approximately $40.6 million in May and June 2012.  This amount was recorded as additional revenues during the year ended June 30, 2012.  Estimated direct related expenses of approximately $7.8 million were recorded for the year ended June 30, 2012. Net income attributable to Vanguard Health Systems, Inc. stockholders was positively impacted from the rural floor provision by $21.7 million ($0.28 per diluted share) for the year ended June 30, 2012.

Supplemental Security Income Payment Calculations

During March 2012, the Centers for Medicare and Medicaid Services (“CMS”) issued new Supplemental Security Income (“SSI”) ratios used for calculating Medicare Disproportionate Share Hospital (“DSH”) reimbursement for federal fiscal years (“FFYs”) ending September 30, 2006 through September 30, 2009. As a result of these new SSI ratios, U.S. hospitals must recalculate their Medicare DSH reimbursement for the affected years and record adjustments for any differences in estimated reimbursement as a part of their annual cost report settlement process. Historically, CMS issued each hospital its SSI ratio annually, several months after the end of each fiscal year.  However, CMS delayed issuing final SSI ratios for years after FFY 2005 likely due to a court case challenging the government’s computation of SSI ratios.  This challenge, which began in 2006, was resolved in the U.S. Circuit Court of Appeals during 2012.

Pending CMS’s issuance of new SSI ratios for FFY 2006 forward, the Company had utilized the SSI ratios that were most recently provided by CMS in filing its hospital cost reports. The cumulative impact of this updated Medicare reimbursement estimate was an increase in revenues of approximately $9.1 million and an increase to net income attributable to Vanguard Health Systems, Inc. stockholders of $5.3 million ($0.07 per diluted share) for the year ended June 30, 2012. CMS issued further SSI updates for FFY 2011 during June 2013. This update did not have a significant impact on the Company’s operating results for the year ended June 30, 2013.

Upper Payment Limit and Provider Tax Assessment Programs

The Company receives periodic payments under the upper payment limit (“UPL”) Medicaid payment program in certain counties in Texas. UPL programs allow private hospitals to enter into indigent care affiliation agreements with governmental entities. Within the parameters of these programs, private hospitals expand charity care services to indigent patients and alleviate expenses for the governmental entity. The governmental entity is then able to utilize its tax revenue to fund the Medicaid program for private hospitals. The Company recognizes revenues from the UPL program when the Company becomes entitled to the expected reimbursements, including a federal match portion, and such reimbursements are assured.

During the third quarter of fiscal 2009, the federal government approved federal matching funds for the Illinois Provider Tax Assessment (“PTA”) program. The PTA program enables the State of Illinois to increase funding for its state Medicaid plan. Hospitals providing services to Medicaid enrollees receive funds directly from the state. Hospital providers, with certain exceptions, are then assessed a provider tax, which is payable to the state, and may or may not exceed funds received from the state. The Company participates in a similar program with the State of Michigan through its DMC hospitals and with the city of Phoenix for three of its hospitals in Arizona. The Company recognizes revenues equal to the gross PTA payments to be received when such payments are assured. The Company recognizes expenses for the taxes due back to the states under these PTA programs when the related revenues are recognized.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

Uninsured Discounts

Effective for service dates on or after April 1, 2009, as a result of a state mandate, the Company implemented an uninsured discount policy for those patients receiving services in its Illinois hospitals who had no insurance coverage and who did not otherwise qualify for charity care under its guidelines. The Company implemented this same policy in its Phoenix and San Antonio hospitals effective for service dates on or after July 1, 2009 and in its Harlingen and Brownsville, Texas hospitals upon acquisition of those facilities. Under this policy, the Company applies an uninsured discount (calculated as a standard percentage of gross charges) at the time of patient billing and includes this discount as a reduction to patient service revenues. These discounts were approximately $277.2 million, $451.4 million and $545.0 million for the years ended June 30, 2011, 2012 and 2013, respectively.

Premium Revenues

The Company had premium revenues from its health plans of $869.4 million, $757.4 million and $737.1 million during the years ended 2011, 2012 and 2013, respectively. The Company’s health plans, Phoenix Health Plan (“PHP”), Abrazo Advantage Health Plan (“AAHP”), Chicago Health Systems (“CHS”), ProCare Health Plan (“ProCare”) and Valley Baptist Insurance Company (“VBIC”), have agreements with governmental agencies, including the Arizona Health Care Cost Containment System (“AHCCCS”) and CMS, and various health maintenance organizations (“HMOs”) and employers, to contract to provide medical services to subscribing participants. Under these agreements, CHS and VBIC receive monthly payments based on the number of participants in their health plan and PHP, AAHP and ProCare receive monthly payments based on the number and coverage type of their members. The Company’s health plans recognize the payments as revenues in the month in which members are entitled to health care services with the exception of AAHP Medicare Part D reinsurance premiums and low income subsidy cost sharing premiums that are recorded as a liability to fund future health care costs or else repaid to CMS. Premium revenues are recognized net of amounts recorded for minimum loss ratio (“MLR”) rebates payable, as prescribed under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”). MLR rebates are calculated in accordance with regulations issued by the U.S. Department of Health and Human Services (“HHS”). Most of the Company’s health plans are managed Medicaid or managed Medicare health plans, which are currently not subject to these MLR rebate requirements. The Company’s premium revenues were reduced by approximately $2.0 million and $0.6 million for MLR rebates during the years ended June 30, 2012 and 2013, respectively, and the Company’s MLR rebate liability was approximately $3.9 million and $0.6 million as of June 30, 2012 and 2013, respectively.

Charity Care

The Company does not pursue collection of amounts due from uninsured patients that qualify for charity care under its guidelines (currently those uninsured patients whose incomes are equal to or less than 200% of the current federal poverty guidelines set forth by HHS). The Company deducts charity care accounts from revenues when it determines that the account meets its charity care guidelines. The Company also generally provides discounts from billed charges and alternative payment structures for uninsured patients who do not qualify for charity care but meet certain other minimum income guidelines, primarily those uninsured patients with incomes between 200% and 500% of the federal poverty guidelines. During the years ended June 30, 2011, 2012 and 2013, the Company deducted $121.5 million, $233.4 million and $230.5 million of charity care from revenues, respectively. The estimated cost incurred by the Company to provide services to patients who qualify for charity care was approximately $30.2 million, $59.7 million and $55.6 million for the years ended 2011, 2012 and 2013, respectively. These estimates were determined using a ratio of cost to gross charges calculated from the Company’s most recently filed Medicare cost reports and applying that ratio to the gross charges associated with providing charity care for the period.

Medicare and Medicaid EHR Incentives

The American Recovery and Reinvestment Act of 2009 provided for Medicare and Medicaid incentive payments beginning in calendar year 2011 for eligible hospitals and professionals that implement and achieve meaningful use of certified electronic health record (“EHR”) technology. The Company utilizes the contingency model to account for Medicare and Medicaid EHR incentive payments. Under the contingency model, EHR incentive payments are recognized when all contingencies relating to the incentive payment have been satisfied. For Medicaid EHR incentive payments, recognition occurs at the time meaningful use criteria are met and formal state acceptance is documented since Medicaid payments for the states in which the Company operates are based upon historical cost reports with no subsequent payment adjustment. For Medicare EHR incentive payments, recognition is deferred until both the Medicare federal fiscal year during which EHR meaningful use was demonstrated ends and the cost report information utilized to determine the final amount of reimbursement is known.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

The Company recognized other income of $10.1 million, $28.2 million and $38.0 million related to Medicare and Medicaid EHR incentives during the years ended June 30, 2011, 2012 and 2013, respectively, under the contingency model. The Company incurs both capital expenditures and operating expenses in connection with the implementation of its various EHR initiatives. The amount and timing of these expenditures do not directly correlate with the timing of the Company’s cash receipts or recognition of the EHR incentives as other income. As of June 30, 2012 and 2013, the Company had recognized approximately $2.7 million and $5.0 million in Medicaid EHR receivables, respectively, on its consolidated balance sheet.  In addition, as of June 30, 2012 and 2013, the Company had recognized $4.3 million and $8.9 million in Medicare EHR deferred revenues, respectively, on its consolidated balance sheet.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of 90 days or less when purchased to be cash equivalents. The Company manages its credit exposure by placing its investments in high quality securities and by periodically evaluating the relative credit standing of the financial institutions holding its cash and investments.

As of June 30, 2012 and 2013, approximately $43.2 million and $10.4 million, respectively, of total cash and cash equivalents in the accompanying consolidated balance sheets were identified for the operations of the Company’s captive insurance subsidiaries.  As of June 30, 2013, approximately $33.3 million of cash and cash equivalents are included in the Company’s investments in securities on the accompanying consolidated balance sheet and are held by the Company’s wholly-owned captive insurance subsidiary for the purpose of providing a potential funding source to pay professional liability claims covered by the captive.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, insurance companies and private patients. Any material change in the current demographic, economic, competitive or regulatory conditions in any of the Company’s operating regions could adversely affect the overall business results because of the significance of its operations in each of these regions to the overall operating performance. Moreover, due to the concentration of its revenues in only five states, the Company’s business is less diversified and, accordingly, is subject to greater regional risk than that of some of the Company’s more diversified competitors.

The Company manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for contractual discounts and uncollectible amounts. The Company typically writes off uncollected uninsured accounts receivable 120 days subsequent to discharge date. Medicare program net receivables, including managed Medicare receivables, comprised approximately 27% of net patient receivables as of June 30, 2012 and 2013. Medicare revenues are included in the acute care services operating segment. Receivables from various state Medicaid programs and managed Medicaid programs comprised approximately 23% and 19% of net patient receivables as of June 30, 2012 and 2013, respectively. Remaining receivables relate primarily to various HMO and preferred provider organization payers, commercial insurers and private patients. Concentration of credit risk for these payers is limited by the number of patients and payers.

The Company estimates the allowance for doubtful accounts using a standard policy that reserves 100% of all accounts aged greater than 365 days subsequent to discharge date plus a percentage of uninsured accounts less than 365 days old plus a percentage of self-pay after insurance accounts less than 365 days old. The Company has periodically adjusted its policy to increase the percentages applied to uninsured accounts and self-pay after insurance accounts to account for pricing changes and for the impact of its uninsured discount policy, as previously described in Note 2 under Patient Service Revenues Before Provision for Doubtful Accounts. The Company tests its allowance for doubtful accounts policy quarterly using a hindsight calculation that utilizes write-off data for all payer classes during the previous 12-month period to estimate the allowance for doubtful accounts at a point in time. The Company also supplements its analysis by comparing cash collections to net patient revenues and monitoring self-pay utilization. Significant changes in payer mix, business office operations, general economic conditions and health care coverage provided by federal or state governments or private insurers may have a significant impact on the Company’s estimates and significantly affect its results of operations and cash flows.

The Company classifies accounts pending Medicaid approval as uninsured accounts in its accounts receivable aging report and applies an uninsured discount until such time that qualification is determined. The net account balance is further subject to the allowance for doubtful accounts policy. Should the account qualify for Medicaid coverage, the previously recorded uninsured discount is reversed and the account is reclassified to Medicaid accounts receivable with the appropriate contractual discount applied. Should the account not qualify for Medicaid coverage but qualify as charity care under the Company’s charity policy, the previously recorded uninsured discount is reversed and the entire account balance is recorded as a charity deduction.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

The allowance for doubtful accounts was $366.5 million and $408.1 million as of June 30, 2012 and June 30, 2013, respectively. These balances as a percentage of accounts receivable net of contractual adjustments were 34.3% and 39.1% as of June 30, 2012 and June 30, 2013, respectively. The percentage increase in allowance for doubtful accounts primarily related to the increase in uninsured patient volumes during the year ended June 30, 2013 compared to the year ended June 30, 2012. General market and economic conditions impacted the Company’s payer mix and resulted in more services provided to patients who were uninsured, which increased the Company’s allowance for doubtful accounts in the current period.  The Company’s combined allowances for doubtful accounts, uninsured discounts and charity care covered more than 100% of combined uninsured and self-pay after insurance accounts receivable as of June 30, 2012 and June 30, 2013. In addition, the Company’s total uncompensated care, as a percent of net patient revenues, prior to uncompensated care deductions, increased from 19.0% during the year ended June 30, 2012 to 21.3% during the year ended June 30, 2013 primarily due to the increase in uninsured patient volumes coupled with deterioration within the aging of these payers.

A summary of the Company’s allowance for doubtful accounts activity, including those for discontinued operations, during the three most recent years follows (in millions).

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Accounts Written off, Net of Recoveries and Other	Balance at End of Period
Allowance for doubtful accounts:
Year ended June 30, 2011	$75.6	$302.3	$172.9	$205.0
Year ended June 30, 2012	$205.0	$539.4	$377.9	$366.5
Year ended June 30, 2013	$366.5	$667.3	$625.7	$408.1

The significant increase in the Company’s allowance for doubtful accounts as of June 30, 2011 and 2012 was primarily due to the acquisitions of The Detroit Medical Center (“DMC”), effective January 1, 2011, and Valley Baptist Medical Center, effective September 1, 2011. In addition to these acquisitions, general market and economic conditions impacted the Company’s payer mix and resulted in more services provided to patients who were uninsured, which increased the Company’s allowance for doubtful accounts in the periods presented.

Inventories

Inventories, consisting of medical supplies and pharmaceuticals, are stated at the lower of cost (first-in, first-out) or market.

Property, Plant and Equipment

Purchases of property, plant and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities or extend useful lives are capitalized. For capital additions other than leasehold improvements, depreciation is computed using the straight-line method over the estimated useful lives of the assets, which approximate 3 to 40 years. Leasehold improvements are depreciated over the lesser of the estimated useful life or term of the lease. Amortization of assets acquired under capital leases is included with depreciation expense. Depreciation and amortization expense was approximately $193.8 million, $258.3 million and $257.1 million for the years ended June 30, 2011, 2012 and 2013, respectively. The Company tests its property, plant and equipment and other long-lived assets for impairment as management becomes aware of impairment indicators.

During the years ended June 30, 2011, 2012 and 2013, the Company capitalized $5.6 million, $3.4 million and $10.5 million of interest, respectively, associated with certain of its hospital construction and expansion projects. The Company estimates that it is contractually obligated to expend approximately $162.2 million related to projects classified as construction in progress as of June 30, 2013. The Company also capitalizes costs associated with developing computer software for internal use. The Company capitalizes both internal and external direct costs, excluding training, during the application development stage primarily for the purpose of customizing vendor software to integrate with the Company’s hospital information systems. The estimated net book value of capitalized internal use software included in net property, plant and equipment was approximately $62.2 million and $74.7 million as of June 30, 2012 and 2013, respectively. Amortization of internal use software included in depreciation expense was approximately $14.7 million, $29.3 million and $28.6 million for the years ended June 30, 2011, 2012 and 2013, respectively.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

The following table provides the gross asset balances for each major class of asset and total accumulated depreciation as of June 30, 2012 and 2013 (in millions).

	June 30, 2012	June 30, 2013
Class of asset:
Land and improvements	$215.9	$220.4
Buildings and improvements	1,646.9	1,713.7
Equipment	1,135.3	1,298.2
Construction in progress	162.4	382.3
	3,160.5	3,614.6
Less: accumulated depreciation	(1,050.4)	(1,289.6)
Net property, plant and equipment	$2,110.1	$2,325.0

During the year ended June 30, 2013, the Company recognized a gain on the sale of equipment, certain current assets and third-party customer relationships associated with certain lab services in Illinois.  Related to this sale, the Company received approximately $15.5 million in cash and recognized a gain of approximately $15.2 million ($9.3 million, net of taxes, or $0.12 per diluted share) included in gain on disposal of assets on the accompanying consolidated statement of operations for the year ended June 30, 2013.

Impairment of Long-Lived Assets and Goodwill

Goodwill and indefinite-lived intangible assets are evaluated annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. Goodwill is tested for impairment at a level referred to as a reporting unit. In assessing goodwill for impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment review process is unnecessary. However, if the Company concludes otherwise or elects not to perform the qualitative assessment, then it is required to perform the first step of the two-step impairment review process.

In 2013, the Company elected not to perform a qualitative impairment assessment for goodwill but instead to complete the quantitative analysis. The first step of the quantitative two-step process involves a comparison of the estimated fair value of a reporting unit to its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit using a discounted cash flow (“DCF”) analysis. Determining fair value requires the exercise of significant judgment, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows.  The significant judgments are typically based upon Level 3 inputs, generally defined as unobservable inputs representing the Company’s own assumptions.  The cash flows employed in the DCF analysis are based on the Company’s most recent budgets and business plans and, when applicable, various growth rates are assumed for years beyond the current business plan period.  Discount rate assumptions are based on an assessment of the risks inherent in the future cash flows of the respective reporting units. If the estimated fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary.

If the carrying amount of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with its carrying amount to measure the amount of impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (i.e., the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that reporting unit, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid). If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the reporting unit’s goodwill, an impairment loss is recognized in an amount equal to that excess. See Note 5 for more information regarding the Company’s goodwill.

Amortization of Intangible Assets

Amounts allocated to contract-based intangible assets, which primarily represent PHP’s contract with AHCCCS and PHP’s various contracts with network providers, are amortized over their useful lives, which equal ten years. These intangible

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

assets will be fully amortized by September 30, 2014. The Company expects to continue to recognize cash flows from its capped contract with AHCCCS during this period. No amortization is recorded for indefinite-lived intangible assets. Deferred loan costs are amortized over the life of the applicable credit facility or notes using the effective interest method. Physician income and service agreement guarantee intangible assets are recorded based upon the estimated future payments under the contracts and are amortized over the applicable contract service periods. The useful lives over which intangible assets are amortized range from two years to ten years.

Investments in Securities

Investments in securities include debt and equity securities and are classified as available-for-sale, held-to-maturity or as part of a trading portfolio. As of June 30, 2012 and 2013, the Company held no significant investments in securities classified as either held-to-maturity or trading. Investments in securities classified as available-for-sale are reported at fair value. Unrealized gains and losses, net of taxes, are reported as accumulated other comprehensive income (loss) unless the unrealized loss is determined to be other-than-temporary, at which point the Company would record a loss in the consolidated statement of operations. The Company calculates the realized gain or loss on sales of investments using the amortized cost basis, as determined by specific identification.  See Note 4 for more information regarding the Company’s investments in securities.

Escrowed Cash for Capital Commitments

In connection with the Company’s acquisition of DMC, certain capital commitments were agreed upon to be satisfied at particular dates. If these commitments are not met by these required dates, the Company is required to escrow cash for the purpose of funding certain capital projects. These funds represent restricted cash that are to be used to acquire long-term assets. Since the funds deposited into escrow for DMC asset purchases represent a contractual obligation to fund long-term capital assets, the Company presents the funds as a noncurrent asset on its consolidated balance sheet until the obligation has been satisfied.

Accrued Health Plan Claims and Settlements

During the years ended June 30, 2011, 2012 and 2013, health plan claims expense was $686.3 million, $578.9 million and $577.4 million, respectively, primarily representing health claims incurred by members in PHP. The Company estimates PHP’s reserve for health claims using historical claims experience (including cost per member and payment lag time) and other actuarial data, including the number of members and certain member demographic information. Accrued health plan claims and settlements, including both reported claims and estimates for incurred but not reported claims and net amounts payable to AHCCCS and CMS for certain programs for which profitability is limited, for all the Company’s health plans combined was approximately $74.8 million and $72.6 million as of June 30, 2012 and 2013, respectively. While management believes that its estimation methodology effectively captures trends in medical claims costs, actual payments could differ significantly from its estimates given changes in the health care cost structure or adverse experience. Due to changes in historical claims trends during the years ended June 30, 2011, 2012 and 2013, the Company decreased its health plan claims and settlements reserve related to prior year health claims by $12.7 million ($7.8 million net of taxes or $0.17 per diluted share), $14.5 million ($8.8 million net of taxes or $0.11 per diluted share) and $1.7 million ($1.0 million net of taxes or $0.01 per diluted share), respectively. Additional adjustments to prior year estimates may be necessary in future periods as more information becomes available.

During the years ended June 30, 2011, 2012 and 2013, approximately $41.3 million, $42.4 million and $40.1 million, respectively, of accrued and paid claims for services provided to the Company’s health plan members by its hospitals and its other health care facilities were eliminated in consolidation. The Company’s operating results and cash flows could be materially affected by increased or decreased utilization of its health care facilities by members in its health plans.

Employee Health Insurance Reserve

The Company covers substantially all of its employees under self-insured medical plans. Claims are accrued under the self-insured medical plans as the incidents that give rise to them occur. Unpaid claims accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and historical experience. The reserve for self-insured medical plans was approximately $28.9 million and $22.6 million as of June 30, 2012 and 2013, respectively, and is included in accrued salaries and benefits in the accompanying consolidated balance sheets. During the years ended June 30, 2011, 2012 and 2013, approximately $58.7 million, $75.8 million and $82.8 million, respectively, of medical claims expense was eliminated in consolidation related to self-insured medical claims expense incurred and revenues earned due to employee utilization of the Company’s health care facilities.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

Professional and General Liability and Workers Compensation Reserves

Given the nature of its operating environment, the Company is subject to professional and general liability and workers compensation claims and related lawsuits in the ordinary course of business. The Company maintains professional and general liability insurance with unrelated commercial insurance carriers to provide for losses up to $65.0 million in excess of its self-insured retention (such self-insured retention maintained through the Company’s wholly-owned captive insurance subsidiary and/or another of its wholly-owned subsidiaries) of amounts ranging from $10.0 million to $17.5 million. The Company self-insures its workers compensation claims at levels ranging from $0.6 million to $1.25 million per claim and purchases excess insurance coverage for claims exceeding these self-insured limits.

The Company’s total reserves for professional and general liability as of June 30, 2012 and 2013 were $340.2 million and$337.7 million, respectively. As of June 30, 2012 and 2013, the reserves for workers compensation were $34.3 million and $30.3 million, respectively.  The current portion of the total professional and general liability and workers compensation reserves as of June 30, 2012 and 2013 was $69.7 million and $75.0 million, respectively, and is included in other accrued expenses and current liabilities on the accompanying consolidated balance sheets. The Company utilizes actuarial information to estimate its reserves for professional and general liability and workers compensation claims. Each reserve is comprised of estimated indemnity and expense payments related to: (1) reported events (“case reserves”) and (2) incurred but not reported events (“IBNR”) as of the end of the period. Management uses information from its risk managers and its best judgment to estimate case reserves. Actuarial IBNR estimates are dependent on multiple variables including the Company’s risk exposures, its self-insurance limits, geographic locations in which it operates, the severity of its historical losses compared to industry averages and the reporting pattern of its historical losses compared to industry averages, among others. Most of these variables require judgment, and changes in these variables could result in significant period over period fluctuations in the Company’s estimates. The Company discounts its workers compensation reserve using a 3% factor, an actuarial estimate of projected cash payments in future periods. The Company does not discount the reserve for estimated professional and general liability claims.

The Company adjusts these reserves from time to time as it receives updated information. Due to changes in historical loss trends, during the year ended June 30, 2011, the Company decreased its professional and general liability reserve related to prior years by $5.4 million ($3.3 million net of taxes or $0.07 per diluted share). During the year ended June 30, 2012, the Company increased its professional liability and general reserve related to prior years by $0.5 million ($0.3 million net of taxes or $0.01 per diluted share). During the year ended June 30, 2013, the Company decreased its professional liability and general reserve related to prior years by $12.8 million ($7.8 million net of taxes or $0.10 per diluted share).

Similarly, the Company decreased its workers compensation reserve related to prior years by $4.3 million ($2.6 million net of taxes or $0.06 per diluted share), $0.3 million ($0.2 million net of taxes) and $6.3 million ($3.9 million net of taxes or $0.05 per diluted share) during the years ended 2011, 2012 and 2013, respectively. Additional adjustments to prior year estimates may be necessary in future periods as the Company’s reporting history and loss portfolio matures.

Pension Plan

Upon completing the acquisition of DMC on January 1, 2011, the Company assumed a frozen defined benefit retirement plan (“DMC Pension Plan”) covering substantially all of the employees of DMC and its subsidiaries hired prior to June 1, 2003. The benefits paid under the DMC Pension Plan are primarily based on years of service and final average earnings. See Note 3 for further discussion of adjustments made to the Company’s estimate of the acquisition date projected benefit obligation of the DMC Pension Plan during the year ended June 30, 2013.

The DMC Pension Plan is measured using actuarial techniques that reflect management’s assumptions for discount rates relative to the projected benefit obligation and the interest cost component of net periodic pension cost, expected long-term investment returns on plan assets, expected participant retirement dates and mortality. Management utilizes an independent actuary in determining these estimates.

The accounting guidance related to employers’ accounting for defined benefit pension plans requires recognition in the balance sheet of the funded status of defined benefit pension plans, and the recognition in other comprehensive income (loss) of unrecognized gains or losses and prior service costs or credits. Additionally, the guidance requires the measurement date for plan assets and liabilities to coincide with the plan sponsor’s fiscal year end.  As of June 30, 2013, the Company had an accumulated comprehensive loss of $18.9 million ($11.5 million, net of tax) related to the DMC Pension Plan.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

Redeemable Noncontrolling Interest

In September 2011, the Company obtained a 51% controlling interest in a partnership that held the assets acquired and liabilities assumed in the purchase of Valley Baptist Health System as more fully discussed in Note 3.  The remaining 49% non-controlling interest was granted to the former owner of Valley Baptist (the “seller”) as purchase consideration.  The partnership operating agreement includes an option by which the seller may put its 49% non-controlling interest back to the Company upon either the third or fifth anniversary of the transaction date.  The redemption value is calculated based upon the operating results and the debt of the partnership, but is subject to a floor value.  The Company also has the option to call a stated percentage of the seller’s non-controlling interest in the event the seller does not exercise its put option on either of the anniversary dates.  Noncontrolling interests that are redeemable or may become redeemable at a fixed or determinable price at the option of the holder, or upon the occurrence of an event outside of the control of the Company, are presented in mezzanine equity on the accompanying consolidated balance sheets.

The Company’s redeemable noncontrolling interest (“RNCI”) resulted from this put option. The carrying value of the RNCI has been determined based upon the calculated fair value as of June 30, 2013 of the seller’s interest in the partnership and the fair value of its put option amortized through the first available exercise date, each such fair value based upon Level 3 estimates of future operating results of the partnership. For each reporting period through the third anniversary of the acquisition, the Company accretes the carrying value of the RNCI up to the expected redemption value as of September 1, 2014. The RNCI balance increased from $53.1 million at June 30, 2012 to $61.8 million at June 30, 2013 by the amount of the accretion recognized during the year ended June 30, 2013. If the seller exercises its put option, the Company may purchase the non-controlling interest with cash or by issuing stock. It is the Company’s intent to settle the exercise of the put or call option in cash. If the put option were to be settled in shares, approximately 5,434,000 shares of the Company’s common stock would be required to be issued based upon the closing price of the Company’s common stock on June 28, 2013.

Income Taxes

The Company accounts for income taxes using the asset and liability method. This guidance requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

The Company believes that its tax return provisions are accurate and supportable, but certain tax matters require interpretations of tax law that may be subject to future challenge and may not be upheld under tax audit. To reflect the possibility that all of its tax positions may not be sustained, the Company maintains tax reserves that are subject to adjustment as updated information becomes available or as circumstances change. The Company records the impact of tax reserve changes to its income tax provision in the period in which the additional information, including the progress of tax audits, is obtained.

The Company assesses the realization of its deferred tax assets to determine whether an income tax valuation allowance is required. Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, the Company determines whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The factors used in this determination include the following:

•                  cumulative losses in recent years;

•                  income/losses expected in future years;

•                  unsettled circumstances that, if favorably resolved, would adversely affect future operations;

•                  availability, or lack thereof, of taxable income in prior carryback periods that would limit realization of tax benefits;

•                  carryforward period associated with the deferred tax assets and liabilities; and

•                  prudent and feasible tax planning strategies.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

In addition, financial forecasts used in determining the need for or amount of federal and state valuation allowances are subject to changes in underlying assumptions and fluctuations in market conditions that could significantly alter the Company’s recoverability analysis and thus have a material adverse impact on the Company’s consolidated financial condition, results of operations or cash flows.

Impairment and Restructuring Charges

Year ended June 30, 2011

During the year ended June 30, 2011, the Company determined that a $0.9 million ($0.6 million net of taxes or $0.01 per diluted share) impairment charge was necessary to write-down the book value of real property associated with a hospital that was being replaced in the Texas market to estimated fair value based on significant unobservable inputs (Level 3). The remaining net impairment and restructuring charges for the year ended June 30, 2011 included approximately $5.1 million ($3.1 million net of taxes or $0.07 per diluted share) of restructuring charges related to employee severance and related costs incurred during 2011.

The Company’s restructuring charges during the year ended June 30, 2011 resulted from the elimination of approximately 40 positions for the realignment of certain corporate services within the acute care services segment. As of June 30, 2011, the Company had accrued salaries and benefits of approximately $3.0 million for severance and related expenses, all of which were subsequently funded.

Year ended June 30, 2013

During the year ended June 30, 2013, the Company recorded approximately $5.2 million ($3.2 million net of taxes or $0.04 per diluted share) of restructuring charges primarily related to employee severance and similar costs incurred during the Company’s fourth quarter ended June 30, 2013.  The charges, related to the acute care services segment, were recorded in impairment and restructuring charges on the accompanying consolidated statement of operations.

The Company’s restructuring charge represents the elimination of more than 300 positions during the year ended June 30, 2013 in the Michigan market.  As of June 30, 2013, accrued salaries and benefits on the accompanying consolidated balance sheet included approximately $2.6 million of severance and related expenses that the Company expects to fund over the next 12 months.

Stock-Based Compensation

The Company records stock-based employee compensation for options granted subsequent to July 1, 2006 using a Black-Scholes-Merton model.  The following table sets forth the range of assumptions the Company has utilized in the Black-Scholes-Merton model.

Risk-free interest rate	1.24%	to	5.13%
Dividend yield		0%
Volatility (annual)	26.39%	to	52.00%
Expected option life		6.25 years

For stock-based awards included in the Black-Scholes-Merton valuation model, the Company used historical stock price information of certain peer group companies for a period of time equal to the expected award life period to determine estimated volatility. The Company determined the expected life of the stock awards by averaging the contractual life of the awards and the vesting period of the awards. The estimated fair value of awards are amortized to expense on a straight-line basis over the awards’ vesting period.

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting, which requires the assets acquired and liabilities assumed to be recorded at their respective fair values as of the acquisition date in the Company’s consolidated financial statements. The determination of estimated fair value may require management to make significant estimates and assumptions. The excess of the purchase price over the fair value of the acquired net assets, where applicable, is recorded as goodwill. The results of operations of an acquired business are included in the Company’s consolidated financial statements from the date of acquisition. Costs associated with the acquisition of a business are expensed in the period incurred.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

3. BUSINESS COMBINATIONS

The goodwill recognized for the business combinations described below represents both the value the Company expects to realize from developing synergies by combining operations and for the value attributable to other intangible assets that do not qualify for separate recognition.

Acquisition of The Detroit Medical Center

Effective January 1, 2011, the Company purchased substantially all of the assets of DMC, a Michigan non-profit corporation, and certain of its affiliates, which assets consisted of eight acute care and specialty hospitals and related health care facilities in the Detroit, Michigan metropolitan area.  Under the acquisition method of accounting, the purchase price of DMC was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date.  During the year ended June 30, 2013, the Company adjusted its estimate of the DMC pension benefit obligation from $228.0 million to $255.2 million as of the acquisition date, based upon currently available information that became available in fiscal year 2013 relating to plan administration issues that are in the process of being analyzed and resolved. The increase in the assumed pension benefit obligation resulted in a $16.9 million increase in goodwill and a $10.3 million increase in non-current deferred tax assets related to the DMC acquisition.  The Company believes the adjustment to be immaterial for the restatement of prior period balance sheet amounts. The table below summarizes the fair values of assets acquired and liabilities assumed at the date of acquisition (in millions):

Cash	$6.4
Accounts receivable	115.1
Inventories	26.7
Prepaid expenses and other current assets	106.0
Property and equipment	524.6
Goodwill	118.6
Other intangible assets	10.7
Investments in securities	166.4
Other assets	95.5
Total assets acquired	1,170.0

Accounts payable	80.9
Other current liabilities	188.3
Pension benefit obligation	255.2
Other long-term liabilities	282.3
Total liabilities assumed	806.7
Net assets acquired	$363.3

Acquisition of Valley Baptist

Effective September 1, 2011, the Company acquired substantially all of the assets of Valley Baptist Medical Center, a 586-bed acute care hospital in Harlingen, Texas, and Valley Baptist Medical Center—Brownsville, a 280-bed acute care hospital in Brownsville, Texas, as well as the assets of certain other incidental health care businesses, partnerships, physician practices and medical office buildings operated as part of such hospital businesses (collectively “Valley Baptist”). The Company paid approximately $200.5 million in cash at closing to acquire the net assets of Valley Baptist. In addition to the cash investment, the Company also assumed certain of the seller’s debt and issued a 49% redeemable non-controlling interest in the partnership to the seller, as more fully discussed in Note 2. The Company funded the cash investment with cash on hand. The Valley Baptist partnership is consolidated by the Company. In connection with this acquisition, the Company entered into a management agreement, pursuant to which the Company is responsible for the management of Valley Baptist’s operations.

Any excess of the purchase price allocation over the fair values of the assets acquired, liabilities assumed and non-controlling interests is recorded as goodwill. The table below summarizes the fair values of assets acquired and liabilities assumed at the date of acquisition (in millions):

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

Accounts receivable	$40.0
Inventories	7.2
Prepaid expenses and other current assets	22.8
Property and equipment	244.5
Goodwill	7.0
Other assets	11.0
Total assets acquired	332.5

Accounts payable	29.7
Other current liabilities	24.7
Other long-term liabilities	14.3
Long-term debt and capital leases	12.6
Redeemable non-controlling interest	51.2
Non-controlling interests	(0.5)
Total liabilities and non-controlling interests assumed	132.0
Net assets acquired	$200.5

Pro Forma Information

The following table provides certain pro forma financial information for the Company as if the DMC and Valley Baptist acquisitions had occurred at the beginning of the year ended June 30, 2011 (in millions).

	Years ended June 30,
	2011	2012
Total revenues	$5,959.1	$6,006.9
Income from continuing operations, before income taxes	$14.8	$72.3

4. FAIR VALUE MEASUREMENTS

The Company’s financial assets recorded at fair value on a recurring basis primarily relate to investments in available-for-sale securities held by one of its captive insurance subsidiaries. The following table indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair values. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. The Company considers a security that trades at least weekly to have an active market. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset, and include situations where there is little, if any, market activity for the asset. The Company’s policy is to recognize transfers between levels as of the actual date of the event or change in circumstances that caused the transfer. The following table presents information about the assets that are measured at fair value on a recurring basis as of June 30, 2012 and 2013 (in millions).

	June 30, 2012	Level 1	Level 2	Level 3
United States short-term treasury bills	$21.0	$0.1	$20.9	$—
Corporate bonds	12.6	—	12.6	—
Common stock — domestic	10.1	0.1	10.0	—
Common stock — international	7.9	7.7	0.2	—
Preferred stock — international	0.2	0.2	—	—
Investments in securities	$51.8	$8.1	$43.7	$—

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

	June 30, 2013	Level 1	Level 2	Level 3
Cash and cash equivalents	$33.3	$33.3	$—	$—
Corporate bonds	13.8	—	13.8	—
Common stock — domestic	12.0	—	12.0	—
Investments in securities	$59.1	$33.3	$25.8	$—

The following table provides a reconciliation of the beginning and ending balances for the year ended June 30, 2012 for those fair value measurements using significant Level 3 unobservable inputs for the Company’s investment in auction rate securities (“ARS”) previously included within investments in securities on the accompanying consolidated balance sheets (in millions).

	Balance at June 30, 2011	Redemptions	Realized gain on redemptions, pre tax	Change in fair value, pre tax	Balance at June 30, 2012
Auction rate securities	$8.8	$(10.0)	$—	$1.2	$—

Investments in securities

As of June 30, 2013, the Company held $59.1 million in total available-for-sale investments in cash and cash equivalents, debt securities and equity securities, which are included in investments in securities on the accompanying consolidated balance sheets. The investments in securities are held by the Company’s wholly-owned captive insurance subsidiary for the purpose of providing a potential funding source to pay professional liability claims covered by the captive insurance subsidiary.  The Company may not be able to utilize these investments to fund its other operating or capital expenditure needs due to statutory limitations placed on the captive insurance subsidiary.

Investments in corporate bonds, valued at approximately $13.8 million at June 30, 2013, consist of corporate bonds and other fixed income investments. The average expected maturities of the investments in corporate bonds at June 30, 2013 was 6.4 years, compared to the average scheduled maturity of 11.0 years. Expected and scheduled maturities may differ because the issuers of certain securities have the right to call, prepay or otherwise redeem such obligations prior to the scheduled maturity date.  The Company calculates the realized gain or loss on sales of investments using the amortized cost basis, as determined by specific identification. The amortized cost basis of these investments was approximately $53.7 million as of June 30, 2013.

The following table provides a reconciliation of activity for the Company’s investments in securities, excluding activity related to ARS as previously disclosed, for the years ended June 30, 2012 and 2013, respectively (in millions).

	Fair value at June 30, 2011	Proceeds from sales	Purchases of securities	Realized gain on sales, pre tax	Change in fair value, pre tax	Fair value at June 30, 2012
Investments in securities	$54.5	$(75.3)	$73.5	$0.1	$(1.0)	$51.8

	Fair value at June 30, 2012	Proceeds from sales	Purchases of securities	Realized gain (loss) on sales, pre tax	Change in fair value, pre tax	Fair value at June 30, 2013
Investment in securities	$51.8	$(76.2)	$79.1	$(0.3)	$4.7	$59.1

The Company determines whether an other-than-temporary decline in market value has occurred by considering the duration that, and extent to which, the fair value of the investment is below its amortized cost; the financial condition and near-term prospects of the issuer or underlying collateral of a security; and the Company’s intent and ability to retain the security in order to allow for an anticipated recovery in fair value. Other-than-temporary declines in fair value from amortized cost for available-for-sale equity and debt securities that the Company intends to sell or would be more likely than not required to sell before the expected recovery of the amortized cost basis are recognized in the consolidated statement of operations in the period in which the loss occurs. The cumulative gross unrealized gain for the securities was approximately $0.7 million ($0.5 million,

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

net of taxes) and $5.4 million ($3.5 million, net of taxes) at June 30, 2012 and 2013, respectively, which is included in accumulated other comprehensive loss on the accompanying consolidated balance sheets.

Supplemental information regarding the Company’s available-for-sale investment securities held as of June 30, 2013 is set forth in the table below (in millions).

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash and cash equivalents	$33.3	$—	$—	$33.3
Corporate bonds	11.3	2.5	—	13.8
Common stock - domestic	9.1	2.9	—	12.0
	$53.7	$5.4	$—	$59.1

As of June 30, 2013, the Company held no investments in securities with unrealized loss positions greater than 12 months.

Financial Instruments

The carrying amounts of the Company’s short-term financial instruments, including cash, cash equivalents, restricted cash, accounts receivable and accounts payable, approximate fair value due to the short-term maturity of these items. The fair value of the Company’s long-term debt, excluding term loans, capital leases and other long-term debt, was approximately $2,014.9 million, based upon stated market prices (Level 1) at June 30, 2013.  The fair values of the Company’s term loan facility, capital leases and other long-term debt, was approximately $1,110.0 million, based upon quoted market prices and interest rates (Level 2) at June 30, 2013.

5. INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

The following table provides information regarding the intangible assets, including deferred loan costs, included on the accompanying consolidated balance sheets as of June 30, 2012 and 2013 (in millions).

	Gross Carrying Amount		Accumulated Amortization
	2012	2013	2012	2013
Class of Intangible Asset
Amortized intangible assets:
Deferred loan costs	$63.5	$61.8	$14.2	$19.2
Contracts	31.4	31.4	24.3	27.5
Physician income and other guarantees	42.8	46.7	34.9	39.7
Other	9.0	11.8	4.6	5.7
Subtotal	146.7	151.7	78.0	92.1
Indefinite-lived intangible assets:
License and accreditation	20.3	21.0	—	—
Total	$167.0	$172.7	$78.0	$92.1

Amortization expense for contract-based intangibles and other intangible assets during the years ended June 30, 2011, 2012 and 2013 was approximately $4.0 million, $4.1 million and $4.2 million, respectively. Estimated amortization expense for these intangible assets during the next five years and thereafter is as follows: 2014 — $4.3 million; 2015 — $1.9 million; 2016 — $1.1 million; 2017 — $0.4 million; 2018 — $0.3 million; and $2.0 million thereafter.

Amortization of deferred loan costs of $6.3 million, $6.9 million and $9.2 million during the years ended June 30, 2011, 2012 and 2013, respectively, is included in net interest. During the year ended June 30, 2013, net deferred loan costs of $1.2 million were written off as part of the debt extinguishment costs associated with the redemption of the 10.375% Senior Discount Notes, the term loan facility refinancing and revolver increase (see Note 7). During the year ended June 30, 2013, the Company capitalized an additional $2.8 million of deferred loan costs, whereas $5.0 million of the previously unamortized deferred loan costs will continue to be capitalized as intangible assets under the carryover lender provisions.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

Amortization of physician income and other guarantees of $4.8 million, $5.1 million and $4.8 million during the years ended June 30, 2011, 2012 and 2013, respectively, is included in purchased services or other operating expenses.

The weighted-average amortization period for the intangible assets subject to amortization is approximately three years for each class of asset and in total. There is no expected residual values related to these assets.

Goodwill

As of June 30, 2013, the acute care services segment and the health plans segment had approximately $698.2 million and $91.7 million, respectively, of goodwill. During the year ended June 30, 2012, goodwill increased by $7.7 million related to acute care services segment acquisitions and $3.6 million related to a health plan service segment acquisition. During the year ended June 30, 2013, goodwill increased by $17.8 million related to an adjustment to the Company’s estimate of the acquired DMC pension benefit obligation (see Note 3) and other acute care services segment acquisitions and $3.8 million related to a health plan service segment acquisition.  During the year ended June 30, 2013, goodwill decreased by approximately $0.1 million related to the dispositions of certain businesses within the Company’s acute care services segment. As of June 30, 2013, the Company had recognized cumulative goodwill impairments of $166.9 million, all of which relate to the Company’s acute care services segment. As of June 30, 2013, approximately $201.5 million of the Company’s goodwill is deductible for tax purposes.

As of June 30, 2013, the Company had $789.9 million of goodwill, which is tested for impairment at least annually but also as impairment indicators become known. The Company’s annual impairment analysis did not result in any impairments of its goodwill for the year ended June 30, 2013. The fair value of each of the Company’s reporting units exceeded carrying value by approximately 40%, except for the Arizona hospitals reporting unit (which had $100.7 million of goodwill at June 30, 2013), which exceeded its carrying value by approximately 15%.  In order to address the uncertainties in the DCF assumptions the Company performed sensitivity analyses and noted that given a reasonable range of key variables, the DCF estimates still exceeded carrying value for the reporting units. Additionally, for the health plan reporting unit, the revenues derived from PHP could significantly decrease if the cap placed on PHP’s new contract with AHCCCS in Maricopa County is not lifted (see below for further discussion of the AHCCCS capped contract). If AHCCCS does not lift the cap, then the Company’s revenues and profitability would be negatively impacted by the reduction in membership. However, given the expected growth in the Company’s other health plans along with the Company’s efforts to expand PHP’s membership, the calculated fair value of the health plan reporting unit exceeded the carrying value by more than 100%.

In order for the estimated fair values to decrease below the carrying values for all of the reporting units, the Company would need to experience a significant decrease in future profitability projections coupled with a significant increase in the weighted average cost of capital, both of which the Company believes is unlikely to occur during the year ended June 30, 2014. However, as noted in Item 1A. Risk Factors, potential events that could negatively affect the Company’s key assumptions include, among others, a continuation of current challenging economic conditions, uncertainty within the Health Reform Law and PHP’s contract with AHCCCS. These changes could create additional pricing, volume and reimbursement pressures that are not within the Company’s control.

The Company has $79.4 million of goodwill related to PHP, which is included in the Company’s health plan services segment.  PHP’s current contract with AHCCCS, expires September 30, 2013. On March 22, 2013, the Company was notified that PHP was not awarded an acute care program contract with AHCCCS for the three-year period commencing October 1, 2013. However, on April 1, 2013, PHP agreed with AHCCCS on the general terms of a capped contract for Maricopa County for the three-year period commencing October 1, 2013. Approximately 98,000 of PHP’s members resided in Maricopa County as of June 30, 2013. Pursuant to the terms of PHP’s agreement with AHCCCS, PHP will not file a protest of any of the AHCCCS decisions. In addition, PHP agreed that enrollment will be capped effective October 1, 2013 and the enrollment cap will not be lifted at any time during the total contracting period, unless AHCCCS deems additional plan capacity necessary based upon growth in covered lives or other reasons as outlined in a letter provided by AHCCCS that clarifies certain terms of the capped contract. AHCCCS has also indicated that it intends to hold an open enrollment for PHP members in Maricopa County sometime in calendar year 2014. The Company will continue to monitor the projections of future cash flows in the health plan reporting unit as impacted by this contractual change. The Company’s calculations used to determine the fair value of the health plan reporting unit require significant judgment, assumptions, and estimation, the most significant of which is projected membership levels, and may be revised in the future as additional information becomes available.  If these estimates and assumptions prove to be materially inaccurate, an impairment charge could be required in a future period.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

6. OTHER LIABILITIES

As of June 30, 2012 and June 30, 2013, the Company had other non-current liabilities of $174.7 million and $117.2 million, respectively, in other liabilities on the accompanying consolidated balance sheets.  During the year ended June 30, 2013, the Company paid resident FICA claims of $39.5 million using proceeds from a settlement with the Internal Revenue Service.

Related Party Transactions

During the year ended June 30, 2013, the Company paid $4.0 million and $0.6 million of the outstanding accrued monitoring fees and expenses to The Blackstone Group L.P. (“Blackstone”) and Metalmark SA, respectively. As of June 30, 2012, approximately $9.0 million and $1.3 million remained payable to Blackstone and Metalmark SA, respectively, and is included in other accrued expenses and current liabilities on the accompanying consolidated balance sheet. As of June 30, 2013, approximately $5.0 million and $0.8 million remained payable to Blackstone and Metalmark SA, respectively, and is included in other accrued expenses and current liabilities on the accompanying consolidated balance sheet.  The quarterly payments were due beginning July 1, 2011 and ending July 1, 2014 unless Blackstone and Metalmark SA elect at any time to accelerate the aforementioned quarterly payments to a lump sum payable due immediately. It is expected that the remaining outstanding balance will be paid upon closing of the Tenet transaction.

Effective July 1, 2008, the Company entered into an Employer Health Program Agreement with Equity Healthcare LLC (“Equity Healthcare”), which is an affiliate of Blackstone. Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Equity Healthcare receives from the Company a fee of $2.50 per employee per month. As of June 30, 2013, the Company has approximately 9,600 employees enrolled in these health and welfare benefit plans.

7. FINANCING ARRANGEMENTS

A summary of the Company’s long-term debt as of June 30, 2012 and 2013 follows (in millions).

	June 30, 2012	June 30, 2013
8.0% Senior Unsecured Notes due 2018	$1,159.1	$1,161.9
7.750% Senior Notes due 2019	722.2	722.7
10.375% Senior Discount Notes due 2016	9.9	—
Term loans payable under credit facility due 2016	798.8	1,092.9
Capital leases and other long term debt	16.6	18.7
	2,706.6	2,996.2
Less: current maturities	(11.2)	(16.9)
	$2,695.4	$2,979.3

8.0% Senior Notes

On January 29, 2010, the Company completed a comprehensive refinancing plan (the “Refinancing”). In connection with the Refinancing, on January 29, 2010, two of the Company’s wholly-owned subsidiaries, Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. (collectively, the “Issuers”), completed a private placement of $950.0 million ($936.3 million cash proceeds) of 8.0% Senior Unsecured Notes due February 1, 2018 (“8.0% Notes”). Interest on the 8.0% Notes is payable semi-annually in August and February of each year. The 8.0% Notes are unsecured general obligations of the Issuers and rank pari passu in right of payment to all existing and future senior unsecured indebtedness of the Issuers. The $13.7 million discount is accreted to par over the term of the 8.0% Notes. All payments on the 8.0% Notes are guaranteed jointly and severally on a senior unsecured basis by the Company and its domestic subsidiaries, other than those subsidiaries that do not guarantee the obligations of the borrowers under the 2010 credit facilities (as defined below).

On or after February 1, 2014, the Issuers may redeem all or part of the 8.0% Notes at various redemption prices given the date of redemption as set forth in the indenture governing the 8.0% Notes. The Issuers could have redeemed up to 35% of the 8.0% Notes prior to February 1, 2013 with the net cash proceeds from certain equity offerings at a price equal to 108% of their principal amount, plus accrued and unpaid interest. The Issuers may also redeem some or all of the 8.0% Notes before February 1, 2014 at a redemption price equal to 100% of the principal amount thereof, plus a “make-whole” premium and accrued and unpaid interest.

On May 7, 2010, the Issuers exchanged substantially all of their outstanding 8.0% Notes for new 8.0% senior unsecured notes with identical terms and conditions, except that the exchange notes were registered under the Securities Act of 1933 (the

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

“Securities Act”). Terms and conditions of the exchange offer were set forth in the registration statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) on March 3, 2010, that became effective on April 1, 2010.

On July 14, 2010, the Issuers entered into a Second Supplemental Indenture, under which the Issuers co-issued (the “Add-on Notes Offering”) $225.0 million ($216.6 million cash proceeds) aggregate principal amount of 8.0% Senior Unsecured Notes due 2018 (the “Add-on Notes”), which are guaranteed on a senior unsecured basis by the Company and its domestic subsidiaries, other than those subsidiaries that do not guarantee the obligations of the borrowers under the 2010 credit facilities. The Add-on Notes Offering was made under the indenture governing the 8.0% Notes, which was executed on January 29, 2010 as part of the Refinancing. The Add-on Notes were issued at an offering price of 96.25% plus accrued interest from January 29, 2010. The discount of $8.4 million is accreted to par over the remaining term of the Add-on Notes. The proceeds from the Add-on Notes were used to finance, in part, the Company’s acquisition of DMC and to pay fees and expenses incurred in connection with the Add-on Notes offering.

On June 14, 2011, the Issuers exchanged substantially all of their outstanding Add-on Notes for new 8.0% senior unsecured notes with identical terms and conditions, except that the exchange notes were registered under the Securities Act of 1933. Terms and conditions of the exchange offer were set forth in the registration statement on Form S-4 filed with the SEC on April 8, 2011, that became effective on May 4, 2011.

7.750% Senior Notes

On January 26, 2011, the Issuers issued an aggregate principal amount of $350.0 million of 7.750% senior notes due 2019 (the “Senior Notes”), in a private placement. The obligations under the Senior Notes were fully and unconditionally guaranteed on a senior basis by the Company and certain of its subsidiaries.

The Senior Notes bear interest at a rate of 7.750% per annum. The Company pays cash interest semi-annually in arrears on February 1 and August 1 of each year. The Senior Notes are unsecured general obligations of the Issuers and rank pari passu in right of payment to all existing and future unsecured indebtedness of the Issuers. The Senior Notes mature on February 1, 2019. The Company used the proceeds from the Senior Notes for general corporate purposes, including acquisitions, and to pay the related transaction fees and expenses of the offering and the offering of the 10.375% Senior Discount Notes.

On June 14, 2011, substantially all of the outstanding Senior Notes were exchanged for new 7.750% senior notes with identical terms and conditions, except that the exchange notes were registered under the Securities Act. Terms and conditions of the exchange offer were set forth in the registration statement on Form S-4 filed with the SEC on April 8, 2011, that became effective on May 4, 2011.

On March 30, 2012, the Company issued an additional $375.0 million ($372.2 million cash proceeds net of original issue discount) aggregate principal amount of Senior Notes (the “New Notes”) in a private placement pursuant to the indenture, dated as of January 26, 2011, governing the Senior Notes. The New Notes generally have the same terms and features as the Senior Notes. The New Notes mature on February 1, 2019. The New Notes were issued at an offering price of 99.25% plus accrued interest from February 1, 2012. The discount of $2.8 million will be accreted to par over the remaining term of the New Notes.

The New Notes are treated as a single series with the existing Senior Notes, except that the New Notes are subject to a separate registration rights agreement.  On March 13, 2013, the Company completed the exchange of substantially all of the outstanding New Notes for new 7.750% senior notes with identical terms and conditions, except that the exchange notes are registered under the Securities Act.  Terms and conditions of the exchange offer were set forth in the registration statement on Form S-4 filed with the SEC on December 14, 2012, that became effective on January 25, 2013.

Redemption of 10.375% Senior Discount Notes

On January 26, 2011, the Company issued, in a private placement, senior discount notes due 2016 (the “Senior Discount Notes”) with a stated principal amount at maturity of approximately $747.2 million. The sale of the Senior Discount Notes generated approximately $444.7 million of gross proceeds. The Senior Discount Notes were not guaranteed by any of the Company’s subsidiaries.

The Company used the net proceeds from its initial public offering in June 2011 and the exercise of the over-allotment option by the underwriters in July 2011 to redeem approximately $453.6 million accreted value ($724.0 million principal balance) of the Senior Discount Notes and to pay $27.6 million of redemption premiums related thereto. The redemptions resulted in approximately $14.7 million of remaining unredeemed accreted value of Senior Discount Notes outstanding immediately after the redemptions were completed. During the remainder of the year ended June 30, 2012, the Company redeemed an additional $6.0

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

million ($8.9 million principal balance) of Senior Discount Notes through privately negotiated transactions. On March 19, 2013, the Company redeemed the remaining $10.7 million accreted value ($14.3 million principal balance) of the Senior Discount Notes.

Credit Facility Debt and Amendment

On March 14, 2013, certain of the Company’s subsidiaries amended (the “amendment”) its Credit Agreement, dated January 29, 2010 (the “Credit Agreement”).  Pursuant to the amendment, the Company borrowed an additional $300.0 million in term loans and refinanced its outstanding term loans. Initially, the Credit Agreement provided that the Company’s term loan facility (the “term loan facility”) bore interest at a rate equal to, at the Company’s option, LIBOR (subject to a 1.50% floor) plus 3.50% per annum or an alternate base rate (subject to a 2.50% floor) plus 2.50% per annum. The amendment provided that the term loan facility bear interest at a rate equal to, at the Company’s option, LIBOR (subject to a 1.00% floor) plus 2.75% per annum or an alternate base rate (subject to a 2.00% floor) plus 1.75% per annum. The term loan facility matures on January 29, 2016.  The interest rate applicable to the term loan facility was 3.75% as of June 30, 2013.  A portion of the $300.0 million in additional borrowings was used to redeem the outstanding principal and interest related to the Company’s previously outstanding Senior Discount Notes and to pay the associated fees related to the amendment. The remaining proceeds will be used to finance other general operating and investing activities.

Subsequent to the amendment, the Company’s senior secured credit facilities include a term loan facility, which matures in January 2016, in the amount of $1,092.9 million and a revolving credit facility, which matures in January 2015, in the amount of $365.0 million (the “2010 revolving facility”). The Company’s remaining borrowing capacity under the 2010 revolving facility, net of letters of credit outstanding, was $327.2 million as of June 30, 2013.  The Company makes quarterly principal payments equal to one-fourth of one percent of the outstanding principal balance of the term loan facility and will continue to make such payments until the maturity of the term loan facility.

Any borrowings under the 2010 revolving facility bear interest at a rate equal to, at the Company’s option, LIBOR plus an applicable margin ranging from 3.25% to 3.50% per annum or an alternate base rate plus an applicable margin ranging from 2.25% to 2.50% per annum, in each case subject to the lower end of the range should the Company’s leverage ratio decrease below a certain designated level. The Company also pays a commitment fee to the lenders under the 2010 revolving facility in respect of unutilized commitments thereunder, with that commitment fee being subject to a decrease should the Company’s leverage ratio decrease below a certain designated level. The Company also pays customary letter of credit fees under the 2010 revolving facility.

Debt Extinguishment Costs

During the year ended June 30, 2012 the Company recorded debt extinguishment costs related to the redemption of the Senior Discount Notes of approximately $38.9 million ($25.3 million net of taxes or $0.32 per diluted share), representing tender premiums and other costs to redeem the Senior Discount Notes and the write-off of net deferred loan costs associated with the redeemed Senior Discount Notes.

During the year ended June 30, 2013, in connection with the redemption of the remaining Senior Discount Notes and the $300.0 million amendment to the Company’s Credit Agreement in March 2013, the Company recorded debt extinguishment costs of $2.1 million ($1.3 million net of taxes or $0.02 per diluted share). The debt extinguishment costs include $0.5 million of tender premiums to redeem the Senior Discount Notes; $0.3 million of previously capitalized net deferred loan costs related to the Senior Discount Notes; $0.9 million of loan costs incurred related to the term loan facility that the Company expensed in accordance with accounting guidance related to modifications or exchanges of debt instruments for which carryover lenders’ cash flows changed by more than 10%; and $0.4 million of third party costs related to the refinancing of the term loan facility.

Future Maturities

The aggregate annual principal payments and scheduled redemptions of long-term debt, including capital leases and other long term debt, for each of the next five years and thereafter are as follows: Year 1 — $14.5 million; Year 2 — $14.8 million; Year 3 — $1,075.3 million; Year 4 — $3.5 million; Year 5 — $1,178.5 million; and $725.0 million thereafter.

Other Information

The Company conducts substantially all of its business through its subsidiaries. Most of the Company’s subsidiaries jointly and severally guarantee the 8.0% Notes and the Senior Notes. The subsidiary guarantee release provisions under the indentures governing these notes are considered customary and include the sale, merger or transfer of the subsidiary’s assets or capital stock under a qualifying transaction as set forth in the indentures; the full release or discharge of the indebtedness including a legal

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

defeasance or a qualifying covenant defeasance; and the designation of the subsidiary as an unrestricted subsidiary as set forth in the indentures.

Certain of the Company’s other consolidated wholly-owned and non-wholly-owned entities do not guarantee the 8.0% Notes and Senior Notes in conformity with the provisions of the indentures governing these notes, and do not guarantee the term loan facility or the 2010 revolving facility in conformity with the provisions thereof. The condensed consolidating financial information for the parent company, the issuers of the senior notes and term debt, the issuers of the Senior Discount Notes, the subsidiary guarantors, the non-guarantor subsidiaries, certain eliminations and consolidated Company as of June 30, 2012 and 2013 and for the years ended June 30, 2011, 2012 and 2013 follows.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Balance Sheets

June 30, 2012

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$305.8	$149.7	$—	$455.5
Restricted cash	—	—	—	0.8	1.6	—	2.4
Accounts receivable, net	—	—	—	588.1	114.0	—	702.1
Inventories	—	—	—	86.1	10.9	—	97.0
Prepaid expenses and other current assets	0.1	—	—	271.7	54.2	—	326.0
Total current assets	0.1	—	—	1,252.5	330.4	—	1,583.0
Property, plant and equipment, net	—	—	—	1,802.6	307.5	—	2,110.1
Goodwill	—	—	—	668.1	100.3	—	768.4
Intangible assets, net	—	49.0	0.3	27.0	12.7	—	89.0
Investments in consolidated subsidiaries	608.8	—	—	—	—	(608.8)	—
Investments in securities	—	—	—	—	51.8	—	51.8
Intercompany receivable	—	1,674.2	—	—	—	(1,674.2)	—
Other assets	—	—	—	83.3	102.5	—	185.8
Total assets	$608.9	$1,723.2	$0.3	$3,833.5	$905.2	$(2,283.0)	$4,788.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$—	$309.8	$73.8	$—	$383.6
Accrued expenses and other current liabilities	0.1	73.2	—	399.9	120.7	—	593.9
Current maturities of long-term debt	—	8.2	—	1.9	1.1	—	11.2
Total current liabilities	0.1	81.4	—	711.6	195.6	—	988.7
Other liabilities	—	—	—	547.6	201.8	—	749.4
Long-term debt, less current maturities	—	2,672.0	9.9	4.2	9.3	—	2,695.4
Intercompany payable	307.3	—	66.7	1,546.5	130.6	(2,051.1)	—
Redeemable non-controlling interests	—	—	—	—	53.1	—	53.1
Total equity (deficit)	301.5	(1,030.2)	(76.3)	1,023.6	314.8	(231.9)	301.5
Total liabilities and equity	$608.9	$1,723.2	$0.3	$3,833.5	$905.2	$(2,283.0)	$4,788.1

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidating Balance Sheets
June 30, 2013

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$512.3	$111.7	$—	$624.0
Restricted cash	—	—	—	4.9	1.6	—	6.5
Accounts receivable, net	—	—	—	520.8	115.9	—	636.7
Inventories	—	—	—	90.7	11.0	—	101.7
Prepaid expenses and other current assets	—	—	—	212.5	60.4	—	272.9
Total current assets	—	—	—	1,341.2	300.6	—	1,641.8
Property, plant and equipment, net	—	—	—	2,024.7	300.3	—	2,325.0
Goodwill	—	—	—	689.6	100.3	—	789.9
Intangible assets, net	—	42.6	—	28.7	9.3	—	80.6
Investments in consolidated subsidiaries	608.8	—	—	—	—	(608.8)	—
Investments in securities	—	—	—	—	59.1	—	59.1
Intercompany receivable	—	1,770.8	—	—	—	(1,770.8)	—
Other assets	—	—	—	28.4	117.8	—	146.2
Total assets	$608.8	$1,813.4	$—	$4,112.6	$887.4	$(2,379.6)	$5,042.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$—	$324.3	$70.6	$—	$394.9
Accrued expenses and other current liabilities	—	73.6	—	407.4	104.8	—	585.8
Current maturities of long-term debt	—	10.9	—	3.5	2.5	—	16.9
Total current liabilities	—	84.5	—	735.2	177.9	—	997.6
Other liabilities	—	—	—	455.5	142.4	—	597.9
Long-term debt, less current maturities	—	2,966.6	—	3.4	9.3	—	2,979.3
Intercompany payable	202.8	—	78.0	1,676.0	190.9	(2,147.7)	—
Redeemable non-controlling interests	—	—	—	—	61.8	—	61.8
Total equity (deficit)	406.0	(1,237.7)	(78.0)	1,242.5	305.1	(231.9)	406.0
Total liabilities and equity	$608.8	$1,813.4	$—	$4,112.6	$887.4	$(2,379.6)	$5,042.6

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Operations

For the year ended June 30, 2011

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Patient service revenues, net	$—	$—	$—	$3,558.3	$183.8	$(29.8)	$3,712.3
Premium revenues	—	—	—	58.5	815.0	(4.1)	869.4
Total revenues	—	—	—	3,616.8	998.8	(33.9)	4,581.7

Salaries and benefits	4.8	—	—	1,914.0	101.6	—	2,020.4
Health plan claims expense	—	—	—	33.7	682.4	(29.8)	686.3
Supplies	—	—	—	636.8	33.1	—	669.9
Purchased services	—	—	—	333.1	27.8	—	360.9
Rents and leases	—	—	—	47.2	6.9	—	54.1
Other operating expenses	0.3	—	—	344.2	43.4	(4.1)	383.8
Medicare and Medicaid EHR incentives	—	—	—	(10.1)	—	—	(10.1)
Depreciation and amortization	—	—	—	181.9	11.9	—	193.8
Interest, net	—	145.5	32.9	(11.3)	4.1	—	171.2
Impairment and restructuring charges	—	—	—	6.0	—	—	6.0
Monitoring fees and expenses	—	—	—	31.3	—	—	31.3
Management fees	—	—	—	(16.4)	16.4	—	—
Other	—	—	—	7.9	0.1	—	8.0
Income (loss) from continuing operations before income taxes	(5.1)	(145.5)	(32.9)	118.5	71.1	—	6.1
Income tax benefit (expense)	(8.6)	—	—	—	(24.0)	24.0	(8.6)
Equity in earnings of subsidiaries	1.7	—	—	—	—	(1.7)	—
Income (loss) from continuing operations	(12.0)	(145.5)	(32.9)	118.5	47.1	22.3	(2.5)
Loss from discontinued operations, net of taxes	—	—	—	(4.1)	(1.8)	—	(5.9)
Net income (loss)	(12.0)	(145.5)	(32.9)	114.4	45.3	22.3	(8.4)
Net income attributable to non-controlling interests	—	—	—	—	(3.6)	—	(3.6)
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(12.0)	$(145.5)	$(32.9)	$114.4	$41.7	$22.3	$(12.0)

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidating Statements of Operations
For the year ended June 30, 2012

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Patient service revenues, net	$—	$—	$—	$4,408.3	$812.8	$(29.5)	$5,191.6
Premium revenues	—	—	—	87.2	684.2	(14.0)	757.4
Total revenues	—	—	—	4,495.5	1,497.0	(43.5)	5,949.0

Salaries and benefits	9.2	—	—	2,220.0	517.7	—	2,746.9
Health plan claims expense	—	—	—	29.5	578.9	(29.5)	578.9
Supplies	—	—	—	815.0	96.6	—	911.6
Purchased services	—	—	—	452.3	95.0	—	547.3
Rents and leases	—	—	—	55.9	19.1	—	75.0
Other operating expenses	0.4	—	—	451.1	113.5	(14.0)	551.0
Medicare and Medicaid EHR incentives	—	—	—	(28.0)	(0.2)	—	(28.2)
Depreciation and amortization	—	—	—	221.5	36.8	—	258.3
Interest, net	—	180.9	4.5	(19.1)	16.5	—	182.8
Impairment and restructuring charges	—	—	—	(0.1)	—	—	(0.1)
Debt extinguishment costs	—	—	38.9	—	—	—	38.9
Management fees	—	—	—	(29.9)	29.9	—	—
Other	—	—	—	2.2	5.8	—	8.0
Income (loss) from continuing operations before income taxes	(9.6)	(180.9)	(43.4)	325.1	(12.6)	—	78.6
Income tax benefit (expense)	(22.2)	—	—	—	(15.9)	15.9	(22.2)
Equity in earnings of subsidiaries	89.1	—	—	—	—	(89.1)	—
Income (loss) from continuing operations	57.3	(180.9)	(43.4)	325.1	(28.5)	(73.2)	56.4
Loss from discontinued operations, net of taxes	—	—	—	(0.5)	—	—	(0.5)
Net income (loss)	57.3	(180.9)	(43.4)	324.6	(28.5)	(73.2)	55.9
Net loss attributable to non-controlling interests	—	—	—	—	1.4	—	1.4
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$57.3	$(180.9)	$(43.4)	$324.6	$(27.1)	$(73.2)	$57.3

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidating Statements of Operations
For the year ended June 30, 2013

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Patient service revenues, net	$—	$—	$—	$4,389.2	$900.6	$(27.5)	$5,262.3
Premium revenues	—	—	—	78.9	673.7	(15.5)	737.1
Total revenues	—	—	—	4,468.1	1,574.3	(43.0)	5,999.4

Salaries and benefits	6.4	—	—	2,165.2	569.0	—	2,740.6
Health plan claims expense	—	—	—	34.3	570.6	(27.5)	577.4
Supplies	—	—	—	811.3	105.7	—	917.0
Purchased services	—	—	—	481.1	130.7	—	611.8
Rents and leases	—	—	—	56.4	19.8	—	76.2
Other operating expenses	0.4	—	—	480.0	100.4	(15.5)	565.3
Medicare and Medicaid EHR incentives	—	—	—	(32.5)	(5.5)	—	(38.0)
Depreciation and amortization	—	—	—	214.7	42.4	—	257.1
Interest, net	—	206.2	0.8	(39.3)	29.3	—	197.0
Impairment and restructuring charges	—	—	—	4.2	1.0	—	5.2
Debt extinguishment costs	—	1.3	0.8	—	—	—	2.1
Management fees	—	—	—	(13.4)	13.4	—	—
Other	—	—	—	(22.0)	(0.1)	—	(22.1)
Income (loss) from continuing operations before income taxes	(6.8)	(207.5)	(1.6)	328.1	(2.4)	—	109.8
Income tax benefit (expense)	(40.8)	—	—	—	(20.0)	20.0	(40.8)
Equity in earnings of subsidiaries	109.5	—	—	—	—	(109.5)	—
Income (loss) from continuing operations	61.9	(207.5)	(1.6)	328.1	(22.4)	(89.5)	69.0
Income from discontinued operations, net of taxes	—	—	—	0.1	—	—	0.1
Net income (loss)	61.9	(207.5)	(1.6)	328.2	(22.4)	(89.5)	69.1
Net income attributable to non-controlling interests	—	—	—	—	(7.2)	—	(7.2)
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$61.9	$(207.5)	$(1.6)	$328.2	$(29.6)	$(89.5)	$61.9

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the year ended June 30, 2011

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(in millions)
Net income (loss)	$(12.0)	$(145.5)	$(32.9)	$114.4	$45.3	$22.3	$(8.4)
Other comprehensive income:
Change in unrealized holding gains on investments in securities	—	—	—	—	4.5	—	4.5
Change in fair value of pension plan	—	—	—	31.8	—	—	31.8
Change in fair value of other post-retirement benefit plans	—	—	—	0.9	—	—	0.9
Other comprehensive income before taxes	—	—	—	32.7	4.5	—	37.2
Change in income tax expense	—	—	—	(12.4)	(1.7)	—	(14.1)
Other comprehensive income, net of taxes	—	—	—	20.3	2.8	—	23.1
Comprehensive income (loss)	(12.0)	(145.5)	(32.9)	134.7	48.1	22.3	14.7
Net income attributable to non-controlling interests	—	—	—	—	(3.6)	—	(3.6)
Comprehensive income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(12.0)	$(145.5)	$(32.9)	$134.7	$44.5	$22.3	$11.1

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidating Statements of Comprehensive Income (Loss)
For the year ended June 30, 2012

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(in millions)
Net income (loss)	$57.3	$(180.9)	$(43.4)	$324.6	$(28.5)	$(73.2)	$55.9
Other comprehensive income (loss):
Change in unrealized holding gains on investments in securities	—	—	—	—	0.2	—	0.2
Change in unfunded pension liability	—	—	—	(112.4)	—	—	(112.4)
Other comprehensive income (loss) before taxes	—	—	—	(112.4)	0.2	—	(112.2)
Change in income tax (expense) benefit	—	—	—	43.3	(0.1)	—	43.2
Other comprehensive income (loss), net of taxes	—	—	—	(69.1)	0.1	—	(69.0)
Comprehensive income (loss)	57.3	(180.9)	(43.4)	255.5	(28.4)	(73.2)	(13.1)
Net loss attributable to non-controlling interests	—	—	—	—	1.4	—	1.4
Comprehensive income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$57.3	$(180.9)	$(43.4)	$255.5	$(27.0)	$(73.2)	$(11.7)

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidating Statements of Comprehensive Income (Loss)
For the year ended June 30, 2013

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(in millions)
Net income (loss)	$61.9	$(207.5)	$(1.6)	$328.2	$(22.4)	$(89.5)	$69.1
Other comprehensive income:
Change in unrealized holding gains on investments in securities	—	—	—	—	4.7	—	4.7
Change in unfunded pension liability	—	—	—	61.7	—	—	61.7
Change in fair value of other post-retirement benefit plans	—	—	—	(0.9)	—	—	(0.9)
Other comprehensive income before taxes	—	—	—	60.8	4.7	—	65.5
Change in income tax expense	—	—	—	(23.4)	(1.8)	—	(25.2)
Other comprehensive income (loss), net of taxes	—	—	—	37.4	2.9	—	40.3
Comprehensive income (loss)	61.9	(207.5)	(1.6)	365.6	(19.5)	(89.5)	109.4
Net income attributable to non-controlling interests	—	—	—	—	(7.2)	—	(7.2)
Comprehensive income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$61.9	$(207.5)	$(1.6)	$365.6	$(26.7)	$(89.5)	$102.2

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows

For the year ended June 30, 2011

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Operating activities:
Net income (loss)	$(12.0)	$(145.5)	$(32.9)	$114.4	$45.3	$22.3	$(8.4)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	—	—	—	4.1	1.8	—	5.9
Depreciation and amortization	—	—	—	181.9	11.9	—	193.8
Amortization of loan costs	—	5.5	0.8	—	—	—	6.3
Accretion of principal on notes	—	2.8	20.3	—	—	—	23.1
Acquisition related expenses	—	—	—	12.5	—	—	12.5
Stock compensation	4.8	—	—	—	—	—	4.8
Deferred income taxes	3.1	—	—	—	—	—	3.1
Gain on disposal of assets	—	—	—	(0.2)	—	—	(0.2)
Other	—	—	—	0.1	(0.5)	—	(0.4)
Changes in operating assets and liabilities:
Equity in earnings of subsidiaries	(1.7)	—	—	—	—	1.7	—
Accounts receivable, net	—	—	—	(66.9)	(15.3)	—	(82.2)
Inventories	—	—	—	2.0	(3.3)	—	(1.3)
Prepaid expenses and other current assets	—	—	—	(17.1)	73.6	—	56.5
Accounts payable	—	—	—	33.3	(2.9)	—	30.4
Accrued expenses and other liabilities	5.8	9.1	11.8	76.4	(44.5)	(20.0)	38.6
Net cash provided by (used in) operating activities — continuing operations	—	(128.1)	—	340.5	66.1	4.0	282.5
Net cash used in operating activities — discontinued operations	—	—	—	(4.1)	(1.8)	—	(5.9)
Net cash provided by (used in) operating activities	—	(128.1)	—	336.4	64.3	4.0	276.6

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidating Statements of Cash Flows
For the year ended June 30, 2011
(Continued)

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Investing activities:
Acquisitions and related expenses, net of cash acquired	$—	$—	$—	$(464.9)	$—	$—	$(464.9)
Capital expenditures	—	—	—	(197.4)	(9.1)	—	$(206.5)
Net proceeds from sales of investments in securities	—	—	—	114.7	14.3	—	129.0
Other investing activities	—	—	—	(2.5)	—	—	(2.5)
Net cash provided by (used in) investing activities	—	—	—	(550.1)	5.2	—	(544.9)

Financing activities:
Payments of long-term debt and capital lease obligations	—	(8.1)	—	(2.5)	—	—	(10.6)
Proceeds from debt borrowings	—	566.6	444.6	—	—	—	1,011.2
Dividends to equity holders	(447.2)	—	—	—	—	—	(447.2)
Payments of debt issuance costs	—	(5.5)	(20.4)	—	—	—	(25.9)
Proceeds from issuance of common stock	450.0	—	—	—	—	—	450.0
Payments of IPO related costs	(26.9)	—	—	—	—	—	(26.9)
Other financing activities	0.4	—	—	(0.2)	(8.1)	4.6	(3.3)
Cash provided by (used in) intercompany activity	23.7	(424.9)	(424.2)	661.9	172.1	(8.6)	—
Net cash provided by (used in) financing activities	—	128.1	—	659.2	164.0	(4.0)	947.3
Net increase in cash and cash equivalents	—	—	—	445.5	233.5	—	679.0
Cash and cash equivalents, beginning of period	—	—	—	198.6	59.0	—	257.6
Cash and cash equivalents, end of period	$—	$—	$—	$644.1	$292.5	$—	$936.6

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidating Statements of Cash Flows
For the year ended June 30, 2012

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Operating activities:
Net income (loss)	$57.3	$(180.9)	$(43.4)	$324.6	$(28.5)	$(73.2)	$55.9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	—	—	—	0.5	—	—	0.5
Depreciation and amortization	—	—	—	221.5	36.8	—	258.3
Amortization of loan costs	—	6.9	—	—	—	—	6.9
Accretion of principal on notes	—	2.8	4.5	—	—	—	7.3
Acquisition related expenses	—	—	—	8.1	5.9	—	14.0
Stock compensation	9.2	—	—	—	—	—	9.2
Deferred income taxes	15.5	—	—	—	—	—	15.5
Loss on disposal of assets	—	—	—	0.6	—	—	0.6
Debt extinguishment costs	—	—	38.9	—	—	—	38.9
Other	—	—	—	(0.1)	(0.1)	—	(0.2)
Changes in operating assets and liabilities:
Equity in earnings of subsidiaries	(89.1)	—	—	—	—	89.1	—
Accounts receivable, net	—	—	—	(145.4)	(32.3)	—	(177.7)
Inventories	—	—	—	(9.9)	4.0	—	(5.9)
Prepaid expenses and other current assets	—	—	—	(49.2)	(30.2)	—	(79.4)
Accounts payable	—	—	—	41.8	4.6	—	46.4
Accrued expenses and other liabilities	7.1	22.8	—	(53.8)	(52.3)	—	(76.2)
Net cash provided by (used in) operating activities — continuing operations	—	(148.4)	—	338.7	(92.1)	15.9	114.1
Net cash used in operating activities — discontinued operations	—	—	—	(0.5)	—	—	(0.5)
Net cash provided by (used in) operating activities	—	(148.4)	—	338.2	(92.1)	15.9	113.6

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidating Statements of Cash Flows
For the year ended June 30, 2012
 (Continued)

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Investing activities:
Acquisitions and related expenses, net of cash acquired	$—	$—	$—	$(207.0)	$(5.9)	$—	$(212.9)
Capital expenditures	—	—	—	(269.6)	(23.7)	—	(293.3)
Net proceeds from sales of investments in securities	—	—	—	—	11.8	—	11.8
Net deposits to restricted cash and escrow fund	—	—	—	(20.5)	—	—	(20.5)
Other investing activities	—	—	—	1.1	0.6	—	1.7
Net cash used in investing activities	—	—	—	(496.0)	(17.2)	—	(513.2)

Financing activities:
Payments of long-term debt and capital lease obligations	—	(88.1)	(459.7)	(2.5)	(2.8)	—	(553.1)
Proceeds from debt borrowings	—	452.2	—	—	—	—	452.2
Payments of debt issuance costs	—	(10.5)	—	—	—	—	(10.5)
Proceeds from issuance of common stock	67.5	—	—	—	—	—	67.5
Payments of IPO related costs	(6.9)	—	—	—	—	—	(6.9)
Payments of tender premiums on note redemption	—	—	(27.6)	—	—	—	(27.6)
Cash provided by (used in) intercompany activity	(59.7)	(205.2)	487.3	(178.0)	(33.5)	(10.9)	—
Other financing activities	(0.9)	—	—	—	2.8	(5.0)	(3.1)
Net cash provided by (used in) financing activities	—	148.4	—	(180.5)	(33.5)	(15.9)	(81.5)
Net decrease in cash and cash equivalents	—	—	—	(338.3)	(142.8)	—	(481.1)
Cash and cash equivalents, beginning of period	—	—	—	644.1	292.5	—	936.6
Cash and cash equivalents, end of period	$—	$—	$—	$305.8	$149.7	$—	$455.5

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidating Statements of Cash Flows
For the year ended June 30, 2013

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Operating activities:
Net income (loss)	$61.9	$(207.5)	$(1.6)	$328.2	$(22.4)	$(89.5)	$69.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Income from discontinued operations	—	—	—	(0.1)	—	—	(0.1)
Depreciation and amortization	—	—	—	214.7	42.4	—	257.1
Amortization of loan costs	—	9.2	—	—	—	—	9.2
Accretion of principal on notes	—	3.3	0.7	—	—	—	4.0
Acquisition related expenses	—	—	—	8.1	—	—	8.1
Stock compensation	6.4	—	—	—	—	—	6.4
Deferred income taxes	22.5	—	—	—	—	—	22.5
Gain on disposal of assets	—	—	—	(13.3)	—	—	(13.3)
Debt extinguishment costs	—	1.3	0.8	—	—	—	2.1
Other	—	—	—	(0.1)	0.5	—	0.4
Changes in operating assets and liabilities:
Equity in earnings of subsidiaries	(109.5)	—	—	—	—	109.5	—
Accounts receivable, net	—	—	—	67.8	(1.9)	—	65.9
Inventories	—	—	—	(4.7)	(0.1)	—	(4.8)
Prepaid expenses and other current assets	—	—	—	87.3	(26.9)	—	60.4
Accounts payable	—	—	—	13.8	(3.2)	—	10.6
Accrued expenses and other liabilities	18.7	0.3	—	(137.4)	(78.5)	—	(196.9)
Net cash provided by (used in) operating activities — continuing operations	—	(193.4)	(0.1)	564.3	(90.1)	20.0	300.7
Net cash provided by operating activities — discontinued operations	—	—	—	0.1	—	—	0.1
Net cash provided by (used in) operating activities	—	(193.4)	(0.1)	564.4	(90.1)	20.0	300.8

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidating Statements of Cash Flows
For the year ended June 30, 2013
 (Continued)

	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Investing activities:
Acquisitions and related expenses, net of cash acquired	$—	$—	$—	$(15.1)	$(0.3)	$—	$(15.4)
Capital expenditures	—	—	—	(395.2)	(25.3)	—	(420.5)
Net proceeds from sales of investments in securities	—	—	—	—	(2.9)	—	(2.9)
Net deposits to restricted cash and escrow fund	—	—	—	17.0	—	—	17.0
Other investing activities	—	—	—	15.7	—	—	15.7
Net cash used in investing activities	—	—	—	(377.6)	(28.5)	—	(406.1)

Financing activities:
Payments of long-term debt and capital lease obligations	—	(6.0)	(10.6)	(2.1)	(3.3)	—	(22.0)
Proceeds from debt borrowings	—	300.0	—	—	—	—	300.0
Payments of debt issuance costs	—	(2.8)	—	—	—	—	(2.8)
Payments of tender premiums on note redemption	—	—	(0.5)	—	—	—	(0.5)
Other financing activities	(0.4)	—	—	—	(0.5)	—	(0.9)
Cash provided by (used in) intercompany activity	0.4	(97.8)	11.2	21.8	84.4	(20.0)	—
Net cash provided by (used in) financing activities	—	193.4	0.1	19.7	80.6	(20.0)	273.8
Net increase (decrease) in cash and cash equivalents	—	—	—	206.5	(38.0)	—	168.5
Cash and cash equivalents, beginning of period	—	—	—	305.8	149.7	—	455.5
Cash and cash equivalents, end of period	$—	$—	$—	$512.3	$111.7	$—	$624.0

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

8. DMC PENSION PLAN

The following table summarizes the funded status of the DMC Pension Plan based upon actuarial valuations prepared as of the most recent valuation dates as of June 30, 2012 and 2013, respectively (in millions).

	June 30, 2012	June 30, 2013
Reconciliation of projected benefit obligation:
Projected benefit obligation, beginning balance	$956.6	$1,089.4
Interest cost	52.1	46.9
Actuarial (gain) loss	120.6	(81.3)
Benefits paid	(39.9)	(42.5)
Other plan administration adjustment	—	27.2
Projected benefit obligation and accumulated benefit obligation, ending balance	1,089.4	1,039.7
Reconciliation of fair value of plan assets:
Fair value of plan assets, beginning balance	768.6	819.5
Actual gain on plan assets	65.4	42.7
Employer contributions	25.4	32.3
Benefits paid	(39.9)	(42.5)
Fair value of plan assets, ending balance	819.5	852.0
Unfunded liability at June 30, 2012 and 2013, respectively	$269.9	$187.7

During the year ended June 30, 2013, the Company adjusted its estimate for the DMC pension benefit obligation from $228.0 million to $255.2 million as of the DMC acquisition date, based upon currently available information that became available in fiscal year 2013 relating to plan administration issues that are in process of being analyzed and resolved. The $27.2 million increase in the assumed pension benefit obligation resulted in a $16.9 million increase in goodwill and a $10.3 million increase in non-current deferred tax assets related to the DMC acquisition.  The Company believes the adjustment to be immaterial for the restatement of prior period balance sheet amounts and has reflected the amount as an other plan administration adjustment to the projected benefit obligation during the year ended June 30, 2013.

The following table reflects the amounts included in the Company’s accompanying consolidated balance sheets related to the DMC Pension Plan as of the years ended June 30, 2012 and 2013, respectively (in millions):

	2012	2013
Accumulated other comprehensive income (loss), net of tax	$(49.2)	$(11.5)
Unfunded pension liability	269.9	187.7
	$220.7	$176.2

Assumptions used to determine the projected benefit obligation at June 30, 2012 and 2013, respectively:
Discount rate	4.40%	4.93%
Compensation increase rate	Frozen at 2003 level	Frozen at 2003 level

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

A summary of the components of net pension plan expense (credits) for the years ended June 30, 2011, 2012 and 2013, respectively, is as follows (in millions):

	2011	2012	2013
Interest cost on projected benefit obligation	$25.5	$52.1	$46.9
Expected return on plan assets	(27.6)	(57.2)	(62.3)
Total net pension plan expense (credits)	$(2.1)	$(5.1)	$(15.4)

Assumptions used to determine the net periodic pension plan expense (credits) for the years ended June 30, 2011, 2012 and 2013, respectively, were as follows:
Discount rate	5.35%	5.57%	4.40%
Expected long-term rate of return on plan assets	7.50%	7.50%	7.50%

The Company recognizes actuarial gain or losses, expected return on plan assets and actual return on plan assets related to  the DMC Pension Plan as a direct increase or decrease to stockholders’ equity through accumulated other comprehensive income (loss). As of June 30, 2013, the Company recognized an increase in equity through accumulated other comprehensive income of $61.7 million ($37.7 million, net of taxes) based upon the net impact of these factors. The accumulated other comprehensive loss related to the DMC Pension Plan was $18.9 million  ($11.5 million net of taxes) as of June 30, 2013.

To develop the expected long-term rate of return on plan assets assumption, the DMC Pension Plan considers the current level of expected returns on risk-free investments (primarily government bonds), the historical level of risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns on each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. The DMC Pension Plan’s weighted-average asset allocations by asset category as of June 30, 2013, were as follows:

	Target	Actual
Asset category:
Cash and cash equivalents	2%	2%
United States government obligations	1%	1%
Equity securities	55%	55%
Debt securities	42%	42%

The DMC Pension Plan assets are invested in separately managed portfolios using investment management firms. The DMC Pension Plan’s objective for all asset categories is to maximize total return without assuming undue risk exposure. The DMC Pension Plan maintains a well-diversified asset allocation that best meets these objectives. The DMC Pension Plan assets are largely comprised of equity securities, which include companies with various market capitalization sizes in addition to international and convertible securities. Cash and cash equivalents are comprised of money market funds. Debt securities include domestic and foreign government obligations, corporate bonds, and mortgage-backed securities. Under the investment policy of the DMC Pension Plan, investments in derivative securities are not permitted for the sole purpose of speculating on the direction of market interest rates. Included in this prohibition are leveraging, shorting, swaps, futures, options, forwards, and similar strategies.

In each investment account, investment managers are responsible to monitor and react to economic indicators, such as gross domestic product, consumer price index and the Federal Monetary Policy, that may affect the performance of their account. The performance of all managers and the aggregate asset allocation are formally reviewed on a quarterly basis, with a rebalancing of the asset allocation occurring at least once a year. The current asset allocation objective is to maintain a certain percentage with each class allowing for a 10% deviation from the target.

The following tables summarize the plan assets measured at fair value on a recurring basis as of June 30, 2012 and June 30, 2013, aggregated by the level in the fair value hierarchy within which those measurements are determined as disclosed in Note 4 (in millions). Fair value methodologies for Level 1 and Level 2 are consistent with the inputs described in Note 4. Fair value for Level 3 inputs are unobservable data points for the asset, and include situations where there is little, if any, market activity for the asset.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

	June 30, 2012	Level 1	Level 2	Level 3
Cash and cash equivalents	$10.6	$10.6	$—	$—
United States government obligations	58.7	—	58.7	—
Foreign obligations	0.1	—	0.1	—
Asset and mortgage-backed securities	22.0	—	22.0	—
Corporate bonds	34.1	—	34.1	—
Equity securities	524.7	90.6	434.1	—
Alternative investments	169.3	—	—	169.3
	$819.5	$101.2	$549.0	$169.3

	June 30, 2013	(Level 1)	(Level 2)	(Level 3)
Cash and cash equivalents	$16.4	$16.3	$0.1	$—
United States government obligations	7.0	7.0	—	—
Corporate bonds	361.7	361.7	—	—
Equity securities	463.8	463.8	—	—
Alternative investments	3.1	—	—	3.1
	$852.0	$848.8	$0.1	$3.1

The expected future minimum required funding contribution is $1.1 million for the Company’s year ending June 30, 2014. The estimated required funding contribution related to the 2013 plan year to be made in September 2014 is approximately $5.0 million. There is no expected amortization from the amounts included in other comprehensive income into net pension plan expense (credit) over the next fiscal year. Additionally, no plan assets are expected to be returned to the Company during the year ended June 30, 2014. The estimated pension credits for the year ended June 30, 2014 are $7.9 million based upon the excess of expected return on plan assets of 7.0% over the interest cost on the projected benefit obligation of 4.93%. The expected benefits payments from the DMC Pension Plan, which represent the total benefits expected to be paid from the plan assets held by the plan trust, for the next five fiscal years and the five fiscal years thereafter are as follows (in millions):

		Year ending June 30,
	Total	2014	2015	2016	2017	2018	Five years thereafter
Expected benefit payments	$603.1	$48.7	$51.5	$54.1	$56.8	$60.0	$332.0

9. INCOME TAXES

Significant components of the provision for income taxes from continuing operations are as follows (in millions).

	Year ended June 30,
	2011	2012	2013
Current:
Federal	$2.4	$2.2	$13.5
State	3.1	4.5	4.8
Total current	5.5	6.7	18.3
Deferred:
Federal	2.3	19.7	24.2
State	(4.9)	1.2	1.6
Total deferred	(2.6)	20.9	25.8
Change in valuation allowance	5.7	(5.4)	(3.3)
Total income tax expense	$8.6	$22.2	$40.8

The increase in the valuation allowance during 2011 result from state net operating loss (“NOL”) carryforwards that may not ultimately be utilized because of the uncertainty regarding the Company’s ability to generate taxable income in certain states. The

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

decrease in the valuation allowances during 2012 and 2013 resulted primarily from the expiration of certain state NOL carryforwards.

The following table presents the income taxes associated with continuing operations and discontinued operations as reflected in the accompanying consolidated statements of operations (in millions).

	Year ended June 30,
	2011	2012	2013
Continuing operations	$8.6	$22.2	$40.8
Discontinued operations	(3.6)	(0.3)	—
Total	$5.0	$21.9	$40.8

The effective income tax rate differed from the federal statutory rate for the periods presented as follows:

	Year ended June 30,
	2011	2012	2013
Income tax at federal statutory rate	35.0%	35.0%	35.0%
Income tax at state statutory rate	(50.1)	5.9	5.1
Nondeductible transaction cost	65.9	—	2.5
Nondeductible meals and entertainment	9.5	0.7	0.5
Nondeductible compensation	7.4	0.6	1.6
Nondeductible expenses and other	1.1	0.3	(0.3)
Attributable to non-controlling interests	(20.6)	(1.7)	(4.3)
Reversal of unrecognized tax benefits	—	(5.6)	—
Change in valuation allowance	93.8	(6.8)	(3.0)
Effective income tax rate	142.0%	28.4%	37.1%

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of June 30, 2012 and 2013 were as follows (in millions):

	2012	2013
Deferred tax assets:
Net operating loss carryover	$27.9	$27.1
Excess tax basis over book basis of accounts receivable	39.1	41.2
Accrued expenses and other	85.9	63.0
Deferred loan costs	3.0	2.3
Professional and general liability reserves	58.8	63.1
Benefit plans	119.5	90.3
Alternative minimum tax credit and other credits	5.0	2.3
Total deferred tax assets	339.2	289.3
Valuation allowance	(32.7)	(29.4)
Total deferred tax assets, net of valuation allowance	306.5	259.9
Deferred tax liabilities:
Depreciation, amortization and fixed assets basis differences	129.6	130.4
Excess book basis over tax basis of prepaid assets and other	16.1	15.2
Total deferred tax liabilities	145.7	145.6
Net deferred tax assets	$160.8	$114.3

As of June 30, 2013, the Company had generated NOL carryforwards for federal income tax and state income tax purposes of approximately $3.8 million and $525.0 million, respectively. The federal and state NOL carryforwards expire from 2020 to 2029 and 2014 to 2032, respectively. Approximately $48.0 million of state NOL carryforwards expired as of June 30, 2013 resulting in a deferred tax and valuation allowance impact of $2.5 million. Approximately $1.7 million of these NOLs are subject to annual limitations for federal purposes. These limitations are not expected to significantly affect the Company’s ability to ultimately recognize the benefit of these NOLs in future years.

Accounting for Uncertainty in Income Taxes

The table below summarizes the total changes in unrecognized tax benefits during the years ended June 30, 2011, 2012 and 2013 (in millions).

Balance at June 30, 2010	$11.9
Additions based on tax positions related to the current year	0.9
Additions for tax positions of prior years	0.7
Reductions for tax positions of prior years	(0.3)
Settlements	—
Balance at June 30, 2011	13.2
Additions based on tax positions related to the current year	6.1
Additions for tax positions of prior years	3.5
Reductions for tax positions of prior years	(13.1)
Settlements	—
Balance at June 30, 2012	9.7
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	0.9
Reductions for tax positions of prior years	(10.3)
Settlements	—
Balance at June 30, 2013	$0.3

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

As of June 30, 2013, $0.3 million total unrecognized tax benefits would impact the effective tax rate if recognized.

The provisions of the guidance for uncertain tax positions allow for the classification of interest on an underpayment of income taxes, when the tax law required interest to be paid, and penalties, when a tax position does not meet the minimum statutory threshold to avoid payment of penalties, in income taxes, interest expense or another appropriate expense classification based on the accounting policy election of the company. The Company has elected to classify interest and penalties related to the unrecognized tax benefits as a component of income tax expense. During the years ended June 30, 2012 and 2013, the Company recognized approximately $5,000 and $2,000, respectively, of such interest and penalties. The Company did not recognize any interest and penalties relative to uncertain tax positions during the year ended June 30, 2011.

In the quarter ended June 30, 2012, the Company recorded a $4.9 million deferred tax benefit from the application of the recently enacted Michigan Corporate Income Tax to future taxable and deductible temporary differences.  The Michigan Corporate Income Tax was enacted on May 25, 2011 and was effective January 1, 2012 for companies that elected to be subject to the new corporate income as opposed to continuing to be taxed under the Michigan Business Tax.  The Company elected, during the fourth fiscal quarter, to be subject to the Michigan Corporate Income Tax on its Michigan tax return for the fiscal year ended June 30, 2012.

The Company’s U.S. federal income tax returns for tax years 2005 and beyond remain subject to examination by the Internal Revenue Service.

10. EARNINGS PER SHARE

The Company computes basic earnings (loss) per share using the weighted average number of common shares outstanding. The Company computes diluted earnings (loss) per share using the weighted average number of common shares outstanding, plus the dilutive effect of outstanding stock options, restricted shares, restricted stock units and performance-based restricted stock, computed using the treasury stock method.  Performance-based restricted stock units are included as dilutive shares when the applicable performance measures are achieved.

The following table sets forth the computation of basic and diluted earnings (loss) per share for the years ended June 30, 2011, 2012 and 2013 (dollars in millions, except share and per share amounts):

	Year Ended June 30,
	2011	2012	2013
Numerator for basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(6.1)	$57.8	$61.8
Income (loss) from discontinued operations	(5.9)	(0.5)	0.1
Accretion of redeemable non-controlling interest, net of taxes	—	(1.1)	(2.0)
Income available to common stockholders	$(12.0)	$56.2	$59.9

Denominator (in thousands):
Weighted average common shares outstanding - basic	45,329	75,255	77,146
Effect of dilutive securities	—	3,618	2,533
Weighted average shares outstanding - diluted	45,329	78,873	79,679

Basic earnings (loss) per share:
Continuing operations	$(0.13)	$0.76	$0.78
Discontinued operations	(0.13)	(0.01)	—
Basic earnings (loss) per share	$(0.26)	$0.75	$0.78

Diluted earnings (loss) per share:
Continuing operations	$(0.13)	$0.72	$0.75
Discontinued operations	(0.13)	(0.01)	—
Diluted earnings (loss) per share	$(0.26)	$0.71	$0.75

For the years ended June 30, 2012 and 2013, the Company excluded 4,377,280 and 3,140,261, respectively, of potentially dilutive stock options and other stock-based awards from the calculation of diluted earnings per share because such stock-based awards were anti-dilutive.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

11. STOCKHOLDERS’ EQUITY

The Company has the authority to issue 500,000,000 shares of common stock, par value $.01 per share. In 2011, the Company completed an initial public offering of 28,750,000 shares, inclusive of the exercise of the over-allotment option exercised in July 2011, of its common stock at $18.00 per share, prior to underwriting discounts, commissions and other related offering expenses of approximately $33.8 million.

Common Stock of Vanguard and Corporate Reorganization

In connection with the Blackstone merger in 2004, Blackstone, Morgan Stanley Capital Partners and its affiliates, members of management and other investors acquired the membership units of VHS Holdings, LLC (“Holdings”).  Holdings then acquired the common stock of the Company, in addition Blackstone invested $125.0 million directly in the common stock of the Company.  In February 2005, other investors purchased additional membership units of Holdings, which Holdings then invested in the common stock of the Company.

Immediately prior to the Company’s initial public offering, Holdings was merged with and into the Company so that the Company survived the merger (the “Holdings Merger”).  As a result of the Holdings Merger, the holders of the outstanding units of Holdings received the same financial values of ownership interests from the equity issued by the Company as that surrendered in Holdings calculated based on the deemed equity value of the Company from the initial public offering. The net impact from the Holdings Merger resulted in the Company issuing to the former unit holders in Holdings an additional 1,720,379 shares of common stock, an additional 1,684,733 shares of restricted stock but with full voting rights and an additional 1,245,086 options to purchase common stock. The restricted stock issued in the Holdings Merger vested in September 2012.

12. ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss, net of taxes, as of June 30, 2012 and 2013 are as follows (in millions).

	June 30, 2012	June 30, 2013
Unrealized holding gain on investments in securities	$0.7	$5.4
Defined benefit pension plan	(80.6)	(18.9)
Post-employment defined benefit plan	0.9	—
Income tax benefit	30.6	5.4
Accumulated other comprehensive loss	$(48.4)	$(8.1)

13. STOCK-BASED COMPENSATION

As previously discussed, the Company uses the Black-Scholes-Merton model to record stock-based compensation expense for options granted. During the years ended June 30, 2011, 2012 and 2013, the Company incurred stock-based compensation expense of $4.8 million, $9.2 million and $6.4 million, respectively, under its stock incentive plans.  Compensation cost related to stock-based awards will be adjusted for future changes in estimated forfeitures and actual results of performance measures.

Stock Incentive Plans

The Company issues stock-based awards, including stock options and other stock-based awards (restricted stock units and performance-based awards) in accordance with the Company’s various Board-approved compensation plans.

In June 2011, the Company adopted the 2011 Stock Incentive Plan (the “2011 Plan”), which effectively replaced the 2004 Stock Incentive Plan (the “2004 Plan”), from which stock-based awards were granted prior to the Company’s initial public offering.  No further equity awards will be made under the 2004 Plan.  The 2011 Plan allows for the issuance of 14,000,000 shares of common stock, all of which may be granted as incentive stock awards.  As of June 30, 2013, there were 1,496,431 options, 1,209,037 restricted stock units and 498,864 performance-based restricted stock units outstanding under the 2011 Plan.  As of June 30, 2013, there were 8,760,003 awards available to be granted under the 2011 Plan. The options issued pursuant to the 2011 Plan vest and become exercisable ratably over three years, while the time-based restricted stock units vest ratably over four years.  The performance-based restricted stock units vest ratably over four years.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

As of June 30, 2013, the performance-based restricted stock units outstanding included 498,864 awards earned based upon the Company’s fiscal 2012 financial performance. The Company recognized no expense for the year ended June 30, 2013 for the performance-based awards granted during the year based upon the Company not achieving targets related to financial performance metrics for the year ended June 30, 2013.

Pursuant to the terms of the 2004 Plan, the holders of nonvested stock options received $994.05 per share ($16.68 on a post-split basis) reductions to the exercise price of the share-based awards related to the combination of a stock repurchase completed during the year ended June 30, 2010 and a dividend paid during the year ended June 30, 2011 (subject to certain tax related limitations that resulted in deferred distributions for a portion of the declared dividend, which will be paid upon the vesting of the applicable stock options) to the exercise price of the share-based awards as a result of the dividend.

All common share and per common share amounts in these consolidated financial statements and notes to the consolidated financial statements reflect the 59.584218-to-1 split that occurred in 2011.

Stock Options

The following tables summarize options activity under both the Company’s 2011 Plan and 2004 Plan during the year ended June 30, 2013.

	Number of Options	Wtd Avg Exercise Price
Options outstanding at June 30, 2012	6,669,353	$15.84
Options granted	284,177	11.81
Options exercised	(539,173)	2.99
Options forfeited	(575,550)	6.55
Options expired	(426,666)	33.67
Options outstanding at June 30, 2013	5,412,141	$16.49
Options exercisable at June 30, 2013	3,589,997	$21.47

The following table provides information relating to options during each period presented.

	Year ended June 30,
	2011	2012	2013
Weighted average fair value of options granted during each year	$—	$5.94	$3.93
Intrinsic value of options exercised during each year (in millions)	$1.7	$2.7	$5.8

The following table sets forth certain information regarding vested options at June 30, 2013, options expected to vest subsequent to June 30, 2013 and total options expected to vest over the life of all options granted.

	Currently Vested	Additional Expected to Vest	Total Expected to Vest
Number of options at June 30, 2013	3,589,997	1,761,560	5,351,557
Weighted average exercise price	$21.47	$6.74	$16.62
Intrinsic value at June 30, 2013 (in millions)	$25.2	$26.1	$51.3
Weighted average remaining contractual term	5.0 years	5.5 years	5.0 years

As of June 30, 2013, there was approximately $4.3 million of estimated unrecognized compensation cost related to outstanding stock options. These costs are expected to be recognized over a weighted average period of approximately 1.8 years.

The following table summarizes information about the Company’s outstanding stock options as of June 30, 2013:

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

	Options Outstanding		Options Exercisable
Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Number of Options
$2.80	2,592,722	3.9 years	1,328,327
$2.91	80,074	3.9 years	36,045
$11.79 - $11.81	479,808	8.7 years	76,275
$33.67	2,259,537	5.7 years	2,149,350
	5,412,141		3,589,997

Restricted Stock Units

The following table summarizes restricted stock unit activity during the year ended June 30, 2013.

	Restricted Stock Units	Wtd Avg Grant Date Fair Value Per Unit
Unvested as of June 30, 2012	1,301,134	$13.98
Granted	798,145	11.82
Vested	(236,153)	12.78
Forfeited	(359,660)	13.75
Unvested as of June 30, 2013	1,503,466	$13.07

As of June 30, 2013, the restricted stock units had an aggregate intrinsic value of approximately $31.2 million.  As of June 30, 2013, there was approximately $13.9 million of estimated unrecognized compensation cost related to restricted stock units. These costs are expected to be recognized over a weighted average period of approximately 2.0 years.

Performance-Based Restricted Stock Units

The following table sets forth the summary of performance-based restricted stock activity under the 2011 Plan, based upon shares actually achieved for years ended June 30, 2012 and 2013:

Number of Shares
Outstanding balance as of June 30, 2012	740,409
Achieved	—
Vested	(185,087)
Forfeited	(56,458)
Outstanding balance as of June 30, 2013	498,864

As of June 30, 2013, the performance-based restricted stock awards had an aggregate intrinsic value of approximately $10.3 million.  As of June 30, 2013, there was approximately $2.7 million of estimated unrecognized compensation cost related to performance awards. These costs are expected to be recognized over a weighted average remaining period of approximately 1.6 years.

Restricted Shares

The restricted shares were issued by the Company as a result of the Holdings Merger in June 2011.  The restricted shares vested in September 2012.  The following table summarizes restricted share activity during the year ended June 30, 2013.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

Restricted Shares
Unvested as of June 30, 2012	1,530,139
Vested	(1,530,139)
Unvested as of June 30, 2013	—

14. DEFINED CONTRIBUTION PLAN

Effective June 1, 1998, the Company adopted its defined contribution employee benefit plan, the 401(k) Retirement Savings Plan (the “401(k) Plan”). The 401(k) Plan is a multiple employer defined contribution plan whereby employees who are age 21 or older are eligible to participate.

The 401(k) Plan allows eligible employees to make contributions of $25, or 2% to 100% of their annual compensation. Employer matching contributions, which vary by employer, vest 100% after three years of service. For purposes of determining vesting percentages in the 401(k) Plan, many employees received credit for years of service with their respective predecessor companies. The Company’s matching accrual, included in accrued salaries and benefits on the accompanying consolidated balance sheets, was $3.2 million and $4.4 million as of June 30, 2012 and 2013, respectively. The Company’s matching expense, including matching expense for discontinued operations, for the years ended June 30, 2011, 2012 and 2013 was approximately $21.7 million, $26.7 million and $23.4 million, respectively.

15. LEASES

The Company leases certain real estate properties and equipment under operating leases having various expiration dates. Future minimum operating lease payments under non-cancelable leases for each fiscal year presented below are approximately as follows (in millions).

Operating Leases
2014	$47.5
2015	37.4
2016	31.7
2017	25.3
2018	15.8
Thereafter	40.2
$197.9

During the years ended June 30, 2011, 2012 and 2013, rent and lease expense was $54.1 million, $75.0 million and $76.2 million, respectively.

16. CONTINGENCIES AND HEALTH CARE REGULATION

Capital Expenditure Commitments

As part of its acquisition of DMC, effective January 1, 2011, the Company committed to spend a total of $850.0 million over a five-year period, $500.0 million of which related to a specific list of expansion projects. As of June 30, 2013, the Company had spent approximately $321.0 million related to this commitment, including approximately $191.5 million related to the specific project list. Under the terms of the DMC acquisition agreement, the Company is required to spend at least $80.0 million related to the specific list of expansion projects during each of the five calendar years after the closing of the acquisition.

For the calendar year 2011 capital commitment, the $80.0 million specific projects capital commitment was not met; therefore, in February 2012, the Company deposited $41.8 million of cash into a restricted escrow account. During the 2012 calendar year, the Company was reimbursed the full $41.8 million from the escrow account resulting from capital expenditures made subsequent to December 2011.

For the calendar year 2012 capital commitment, the $80.0 million specific projects capital commitment was not met; therefore, in February 2013, the Company deposited $27.8 million of cash into the restricted escrow account. Since funding the

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

escrow in February 2013, the Company had received the full $27.8 million from the account for reimbursement of capital expenditures related to the specific project list made through June 30, 2013.

As of June 30, 2013, the Company had spent approximately $31.5 million related to the $80.0 million calendar year 2013 specific projects commitment. As of June 30, 2013, the Company estimated its remaining commitments, excluding those for DMC, to complete all capital projects in process to be approximately $70.4 million.

Contingencies

The Company is presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters is not expected to have a material adverse effect on the Company’s financial position or results of operations, except the matters discussed below under “Governmental Regulation” and “Antitrust Lawsuits” could have a material adverse effect, individually or in the aggregate, on the Company’s financial position or results of operations.

Governmental Regulation

ICD Matter

In September 2010, the Company received a letter, which was signed jointly by an Assistant United States Attorney in the Southern District of Florida and an attorney from the U.S. Department of Justice (“DOJ”) Civil Division, stating that, among other things, (1) the DOJ is conducting an investigation to determine whether or not certain hospitals have submitted claims for payment for the implantation of implantable cardioverter defibrillators (“ICDs”) which were not medically indicated and/or otherwise violated Medicare payment policy, (2) the investigation covers the time period commencing with Medicare’s expansion of coverage of ICDs in 2003 through the present, (3) the relevant CMS National Coverage Determination excludes Medicare coverage for ICDs implanted for primary prevention in patients who have had an acute myocardial infarction within the past 40 days or an angioplasty or bypass surgery within the past three months, (4) DOJ’s initial analysis of claims submitted to Medicare indicates that many of the Company’s hospitals may have submitted claims for ICDs and related services that were excluded from coverage, (5) the DOJ’s review is preliminary, but continuing, and it may include medical review of patient charts and other documents, along with statements under oath, and (6) the Company and its hospitals should ensure the retention and preservation of all information, electronic or otherwise, pertaining or related to ICDs. Upon receipt of this letter, the Company immediately took steps to retain and preserve all of the Company’s information and that of its hospitals related to ICDs.

Published sources report that earlier in 2010 the DOJ served subpoenas on a number of hospitals and health systems for this same ICD Medicare billing issue, but that the DOJ appears later in 2010 to have changed its approach, in that hospitals and health systems have since September 2010 received letters regarding ICDs substantially in the form of the letter that the Company received, rather than subpoenas. DMC received its letter from the DOJ in respect of ICDs in December 2010. The Company understands that the DOJ is investigating hundreds of other hospitals, in addition to its hospitals, for ICD billings, as part of a national enforcement initiative.

The Company has entered into tolling agreements with the DOJ. In addition, the DOJ has advised us that the investigation covers implantations after October 1, 2003, has identified the cases that are the subject of the DOJ’s investigation, and has requested that the Company review the identified cases. The Company understands that the DOJ has made similar requests for self-reviews of the other health systems and hospitals under investigation. The DOJ has issued a set of auditing instructions to all of the hospitals being investigated along with a request that the hospitals self-audit the cases previously identified in accordance with those instructions. The Company’s outside medical experts have completed their audit of the cases in accordance with the criteria established by the DOJ and, based on the results of that audit, the Company expects to settle the matter as soon as possible. Pending settlement discussions with the DOJ, Baptist Health System has agreed to extend the current tolling agreement until December 31, 2013.

The Company intends to cooperate fully with the investigation of this matter. To date, the DOJ has not asserted any specific claim of damages against the Company or its hospitals. Because the Company still is in the early stages of this investigation, the Company is unable to predict its timing or outcome at this time. However, as the Company understands that this investigation is being conducted under the federal False Claims Act (“FCA”), the Company is at risk for significant damages under the FCA’s treble damages and civil monetary penalty provisions if the DOJ concludes a large percentage of claims for the identified patients are false claims and, as a result, such damages could materially affect the Company’s business, financial condition or results of operations.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

United States of America ex rel. Shanna Woyak v. Vanguard Health Systems, Inc.; Abrazo Health Care

On April 8, 2013, the Company was made aware of a civil action against it that was originally filed under seal on June 25, 2012 in the U.S. District Court for the District of Arizona.  This action was brought by Shanna Woyak as a private party “qui tam relator” on behalf of the federal government.

The action brought by Ms. Woyak alleges civil violations of the federal FCA.  Ms. Woyak’s claims are primarily premised on allegations that the Company’s Arizona Heart Hospital (“AHH”) failed to properly qualify for provider-based status under Medicare rules as a campus of the Company’s Phoenix Baptist Hospital (“PBH”), though Ms. Woyak also alleges various means by which the Company allegedly fraudulently increased its billings.  The action further alleges retaliation in violation of the FCA and common-law wrongful discharge.  The action seeks damages provided for in the FCA and under common law.

The Office of the Inspector General of the Department of Health and Human Services has previously informed the Company that its investigation into provider-based matters relating to AHH and PBH has been closed.

The Company believes that all of the allegations described above are without merit and intends to vigorously defend itself in these actions, if pursued. Management does not believe that the final outcome of this matter will materially impact the Company’s financial position, operating results or cash flows.

Litigation Related to the Merger

The Company is aware of two lawsuits relating to the Merger Agreement filed by purported stockholders of the Company against the Company, Orange Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Tenet, and Tenet. On June 25, 2013, a purported stockholder filed a putative class action lawsuit in the Chancery Court for Davidson County, Tennessee, captioned James A. Kaurich v. Vanguard Health Systems, Inc., et al., Case No. 13-905-IV. On June 27, 2013, a second purported stockholder filed a substantively identical putative class action lawsuit in the Chancery Court for Davidson County, Tennessee, captioned Marion Edinburgh TTEE FBO Marion Edinburgh Trust U/T/D/ 7/8/1991 v. Vanguard Health Systems, Inc., et al., Case No. 13-921-IV. Both complaints name as defendants the Company, Tenet, Merger Sub, and the members of the Company’s Board of Directors (the “Director Defendants”) and allege that the Director Defendants breached their fiduciary duties by approving the Merger through an unfair process and at an unfair price, and allege that the Company, Merger Sub, and Tenet aided and abetted the Director Defendants’ breach of their fiduciary duties.  On July 26, 2013, the complaints were consolidated and an amended complaint was filed. This amended complaint replaced the two putative class actions and seeks to enjoin the Merger and to create a constructive trust for the purportedly improper benefits received by the Director Defendants.  The Company and its directors believe the allegations contained in the complaint are without merit and intend to contest the allegations vigorously.

Antitrust Lawsuits

On June 20, 2006, a federal antitrust class action suit was filed in San Antonio, Texas against the Company’s Baptist Health System subsidiary in San Antonio, Texas and two other large hospital systems in San Antonio. In the complaint, plaintiffs allege that the three hospital system defendants conspired with each other and with other unidentified San Antonio area hospitals to depress the compensation levels of registered nurses employed at the conspiring hospitals within the San Antonio area by engaging in certain activities that violated the federal antitrust laws. The complaint alleges two separate claims. The first count asserts that the defendant hospitals violated Section 1 of the federal Sherman Act, which prohibits agreements that unreasonably restrain competition, by conspiring to depress nurses’ compensation. The second count alleges that the defendant hospital systems also violated Section 1 of the Sherman Act by participating in wage, salary and benefits surveys for the purpose, and having the effect, of depressing registered nurses’ compensation or limiting competition for nurses based on their compensation. The class on whose behalf the plaintiffs filed the complaint is alleged to comprise all registered nurses employed by the defendant hospitals since June 20, 2002. The suit seeks unspecified damages, trebling of this damage amount pursuant to federal law, interest, costs and attorneys’ fees. From 2006 through April 2008, the Company and the plaintiffs worked on producing documents to each other relating to, and supplying legal briefs to the court in respect of, solely the issue of whether the court will certify a class in this suit, the court having bifurcated the class and merit issues. In April 2008, the case was stayed by the judge pending his ruling on plaintiffs’ motion for class certification. On July 8, 2013, the plaintiffs filed a motion to lift the stay and reopen discovery. The Company continues to believe that the allegations contained within this putative class action suit are without merit, and the Company has vigorously worked to defeat class certification. If a class is certified, the Company will continue to defend vigorously against the litigation.

On the same date in 2006 that this suit was filed against the Company in federal district court in San Antonio, the same attorneys filed three other substantially similar putative class action lawsuits in federal district courts in Chicago, Illinois, Albany, New York and Memphis, Tennessee against some of the hospitals or hospital systems in those cities (none of such hospitals or hospital systems being owned by the Company). The attorneys representing the plaintiffs in all four of these cases said in June

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

2006 that they may file similar complaints in other jurisdictions and in December 2006 they brought a substantially similar class action lawsuit against eight hospitals or hospital systems in the Detroit, Michigan metropolitan area, including DMC. Since representatives of the Service Employees International Union (“SEIU”) joined plaintiffs’ attorneys in announcing the filing of all four complaints on June 20, 2006, and as has been reported in the media, the Company believes that SEIU’s involvement in these actions appears to be part of a corporate campaign to attempt to organize nurses in these cities, including San Antonio and Detroit. The registered nurses in the Company’s hospitals in San Antonio and Detroit are currently not members of any union. In the suit in Detroit against DMC, the court did not bifurcate class and merits issues. On March 22, 2012, the judge issued an opinion and order granting in part and denying in part the defendants’ motions for summary judgment. The defendants’ motions were granted as to the count of the complaint alleging wage fixing by defendants, but were denied as to the count alleging that the defendants’ sharing of wage information allegedly resulted in the suppression of nurse wages. The opinion, however, did not address plaintiffs’ motion for class certification and did not address defendants’ challenge to the opinion of plaintiffs’ expert, but specifically reserved ruling on those matters for a later date. At a mandatory mediation in January 2013 before the presiding U.S. District Court judge, counsel for DMC was advised that it appears likely that the DMC will be the only non-settling defendant, and the Company understands that the other defendants have settled the case or are in the process of having their settlements approved by the court.  Subsequently, on April 22, 2013, the judge issued an opinion and order denying defendants’ motion to exclude the testimony of plaintiffs’ expert.  Plaintiffs’ motion for class certification is still pending before the court.

If the plaintiffs in the San Antonio and/or Detroit suits (1) are successful in obtaining class certification and (2) are able to prove both liability and substantial damages, which are then trebled under Section 1 of the Sherman Act, such a result could materially affect the Company’s business, financial condition or results of operations. However, in the opinion of management, the ultimate resolution of these matters is not expected to have a material adverse effect on the Company’s financial position or results of operations.

Employment-Related Agreements

Effective June 1, 1998, the Company executed employment agreements with three of its current executive officers. The Company executed an employment agreement with a fourth current executive officer on September 1, 1999. The employment agreements were amended on September 23, 2004 to extend the term of each employment agreement another five years and to provide that the Blackstone merger did not constitute a change of control, as defined in the agreements. From November 15, 2007 to December 31, 2008, the Company entered into written employment agreements with four other executive officers for terms expiring five years from the agreement date. The employment agreements will renew automatically for additional one-year periods, unless terminated by the Company or the executive officer. The employment agreements provide, among other things, for minimum salary levels, for participation in bonus plans, and for amounts to be paid as liquidated damages in the event of a change in control or termination by the Company without cause.

The Company has executed severance protection agreements (“severance agreements”) between the Company and each of its other officers who do not have employment agreements. The severance agreements are automatically extended for successive one year terms at the discretion of the Company unless a change in control occurs, as defined in the severance agreement, at which time the severance agreement continues in effect for a period of not less than three years beyond the date of such event. The Company may be obligated to pay severance payments as set forth in the severance agreements in the event of a change in control and the termination of the executive’s employment of the Company.

Guarantees

Physician Guarantees

In the normal course of its business, the Company enters into physician relocation agreements under which it guarantees minimum monthly income, revenues or collections or guarantees reimbursement of expenses up to maximum limits to physicians during a specified period of time (typically, 12 months to 24 months). In return for the guarantee payments, the physicians are required to practice in the community for a stated period of time (typically, three to four years) or else return the guarantee payments to the Company. The Company records a liability and offsetting intangible asset at estimated fair value for all guarantees by calculating an estimate of expected payments to be made over the guarantee period. The Company reduces the liability as it makes guarantee payments and amortizes the intangible asset over the term of the physicians’ relocation agreements. The Company also estimates the fair value of liabilities and offsetting intangible assets related to payment guarantees for physician service agreements for which no repayment provisions exist. As of June 30, 2013, the Company had a net intangible asset of $6.4 million and a remaining liability of $3.6 million related to these physician income and service guarantees. The maximum amount of the Company’s unpaid physician income and service guarantees as of June 30, 2013 was approximately $4.4 million.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

Other Guarantees

As part of its contract with the AHCCCS, one of the Company’s health plans, PHP, is required to maintain a performance guarantee, the amount of which is based upon PHP’s membership and capitation premiums received. As of June 30, 2013, the Company maintained this performance guarantee in the form of $40.0 million of surety bonds with independent third party insurers. The Company also has a surety bond for its Michigan Pioneer ACO in the amount of $4.0 million as part of the requirements set forth by CMS has other miscellaneous surety bonds for various corporate needs.

17. SEGMENT INFORMATION

The Company’s acute care hospitals and related health care businesses are similar in their activities and the economic environments in which they operate (i.e., urban and suburban areas). Accordingly, the Company’s reportable operating segments consist of 1) acute care hospitals and related health care businesses, collectively, and 2) health plans, including Chicago Health Systems, a contracting entity for outpatient services under multiple contracts and inpatient services for one contract provided by MacNeal Hospital and Weiss Memorial Hospital and participating physicians in the Chicago area; Phoenix Health Plan, a Medicaid managed health plan operating in Arizona; Abrazo Advantage Health Plan, a Medicare and Medicaid dual eligible managed health plan operating in Arizona; ProCare Health Plan, a Medicaid managed health plan operating in Michigan; and Valley Baptist Insurance Company, which offers health maintenance organization, preferred provider organization, and self-funded products to its members in the form of large group, small group, and individual product offerings in south Texas.

The following tables provide unaudited condensed financial information by operating segment for the years ended June 30, 2011, 2012 and 2013, including a reconciliation of Segment EBITDA to income (loss) from continuing operations before income taxes (in millions).

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

	Year ended June 30, 2011
	Acute Care Services	Health Plans	Eliminations	Consolidated
Patient service revenues, net (1)	$3,712.3	$—	$—	$3,712.3
Premium revenues	—	869.4	—	869.4
Inter-segment revenues	41.3	—	(41.3)	—
Total revenues	3,753.6	869.4	(41.3)	4,581.7

Salaries and benefits (excludes stock compensation)	1,981.9	33.7	—	2,015.6
Health plan claims expense (1)	—	686.3	—	686.3
Supplies	669.8	0.1	—	669.9
Other operating expenses-external	758.1	40.7	—	798.8
Operating expenses-intersegment	—	41.3	(41.3)	—
Medicare and Medicaid EHR incentives	(10.1)	—	—	(10.1)
Segment EBITDA (2)	353.9	67.3	—	421.2
Less:
Interest, net	173.1	(1.9)	—	171.2
Depreciation and amortization	189.3	4.5	—	193.8
Equity method income	(0.9)	—	—	(0.9)
Stock compensation	4.8	—	—	4.8
Gain on disposal of assets	(0.2)	—	—	(0.2)
Realized gains on investments	(1.3)	—	—	(1.3)
Monitoring fees and expenses	31.3	—	—	31.3
Acquisition related expenses	12.5	—	—	12.5
Impairment and restructuring charges	6.0	—	—	6.0
Pension credits	(2.1)	—	—	(2.1)
Income (loss) from continuing operations before income taxes	$(58.6)	$64.7	$—	$6.1

Segment assets	$4,199.1	$397.8	$—	$4,596.9

Capital expenditures	$206.1	$0.4	$—	$206.5

(1)         The Company eliminates in consolidation those patient service revenues earned by its health care facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services.

(2)         Segment EBITDA is defined as income from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment and restructuring charges, and pension expense (credits). Management uses Segment EBITDA to measure the performance of the Company’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates, which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of the Company’s segments. Management believes that Segment EBITDA provides useful information to investors, lenders, financial analysts and rating agencies about the financial performance of the Company’s segments. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of the Company. Segment EBITDA is not a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

	Year ended June 30, 2012
	Acute Care Services	Health Plans	Eliminations	Consolidated
Patient service revenues, net (1)	$5,191.6	$—	$—	$5,191.6
Premium revenues	—	757.4	—	757.4
Inter-segment revenues	42.4	—	(42.4)	—
Total revenues	5,234.0	757.4	(42.4)	5,949.0

Salaries and benefits (excludes stock compensation)	2,699.9	37.8	—	2,737.7
Health plan claims expense (1)	—	578.9	—	578.9
Supplies	911.5	0.1	—	911.6
Other operating expenses-external	1,130.5	42.8	—	1,173.3
Operating expenses-intersegment	—	42.4	(42.4)	—
Medicare and Medicaid EHR incentives	(28.2)	—	—	(28.2)
Segment EBITDA (2)	520.3	55.4	—	575.7
Less:
Interest, net	184.7	(1.9)	—	182.8
Depreciation and amortization	253.9	4.4	—	258.3
Equity method income	(1.5)	—	—	(1.5)
Stock compensation	9.2	—	—	9.2
Loss on disposal of assets	0.6	—	—	0.6
Acquisition related expenses	14.0	—	—	14.0
Debt extinguishment costs	38.9	—	—	38.9
Impairment and restructuring charges	(0.1)	—	—	(0.1)
Pension credits	(5.1)	—	—	(5.1)
Income from continuing operations before income taxes	$25.7	$52.9	$—	$78.6

Segment assets	$4,552.6	$235.5	$—	$4,788.1

Capital expenditures	$291.9	$1.4	$—	$293.3

(1)         The Company eliminates in consolidation those patient service revenues earned by its health care facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services.

(2)         Segment EBITDA is defined as income from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment and restructuring charges, and pension expense (credits). Management uses Segment EBITDA to measure the performance of the Company’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates, which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of the Company’s segments. Management believes that Segment EBITDA provides useful information to investors, lenders, financial analysts and rating agencies about the financial performance of the Company’s segments. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of the Company. Segment EBITDA is not a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

	Year ended June 30, 2013
	Acute Care Services	Health Plans	Eliminations	Consolidated
Patient service revenues, net (1)	$5,262.3	$—	$—	$5,262.3
Premium revenues	—	737.1	—	737.1
Inter-segment revenues	40.1	—	(40.1)	—
Total revenues	5,302.4	737.1	(40.1)	5,999.4

Salaries and benefits (excludes stock compensation)	2,696.5	37.7	—	2,734.2
Health plan claims expense (1)	—	577.4	—	577.4
Supplies	916.9	0.1	—	917.0
Other operating expenses-external	1,209.3	44.0	—	1,253.3
Operating expenses-intersegment	—	40.1	(40.1)	—
Medicare and Medicaid EHR incentives	(38.0)	—	—	(38.0)
Segment EBITDA (2)	517.7	37.8	—	555.5
Less:
Interest, net	196.4	0.6	—	197.0
Depreciation and amortization	252.9	4.2	—	257.1
Equity method income	(1.8)	—	—	(1.8)
Stock compensation	6.4	—	—	6.4
Gain on disposal of assets	(13.3)	—	—	(13.3)
Realized losses on investments	0.3	—	—	0.3
Acquisition related expenses	8.1	—	—	8.1
Debt extinguishment costs	2.1	—	—	2.1
Impairment and restructuring charges	5.2	—	—	5.2
Pension credits	(15.4)	—	—	(15.4)
Income from continuing operations before income taxes	$76.8	$33.0	$—	$109.8

Segment assets	$4,796.5	$246.1	$—	$5,042.6

Capital expenditures	$419.8	$0.7	$—	$420.5

(1)         The Company eliminates in consolidation those patient service revenues earned by its health care facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services.

(2)         Segment EBITDA is defined as income from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment and restructuring charges, and pension expense (credits). Management uses Segment EBITDA to measure the performance of the Company’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates, which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of the Company’s segments. Management believes that Segment EBITDA provides useful information to investors, lenders, financial analysts and rating agencies about the financial performance of the Company’s segments. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of the Company. Segment EBITDA is not a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

18. UNAUDITED QUARTERLY OPERATING RESULTS

The following table presents summarized unaudited quarterly results of operations for the years ended June 30, 2012 and 2013. Management believes that all necessary adjustments have been included in the amounts stated below for a fair presentation of the results of operations for the periods presented when read in conjunction with the Company’s consolidated financial statements for the years ended June 30, 2012 and 2013. Results of operations for a particular quarter are not necessarily indicative of results of operations for an annual period and are not predictive of future periods (in millions except per share amounts).

	September 30, 2011		December 31, 2011	March 31, 2012		June 30, 2012
Total revenues	$1,436.3		$1,475.4	$1,582.5	(2)	$1,454.8
Net income (loss)	$(24.0	)(1)	$16.5	$45.0	(2)	$18.4
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(21.7	)(1)	$15.7	$44.0	(2)	$19.3
Basic earnings (loss) per share	$(0.29)		$0.21	$0.58		$0.25
Diluted earnings (loss) per share	$(0.29)		$0.20	$0.55		$0.24

	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
Total revenues	$1,470.7	$1,513.1	$1,498.1	$1,517.5
Net income	$14.9	$12.1	$24.0	$18.1	(3)
Net income attributable to Vanguard Health Systems, Inc. stockholders	$13.9	$12.2	$21.3	$14.5	(3)
Basic earnings per share	$0.18	$0.15	$0.27	$0.19
Diluted earnings per share	$0.17	$0.14	$0.26	$0.18

(1)         This quarterly amount includes a charge of $38.9 million ($25.3 million or $0.32 per diluted share net of taxes) related to the debt extinguishment costs recognized in connection with the majority redemption of the Senior Discount Notes.

(2)         These amounts include the positive impact of recognizing revenues related to the rural floor provision for approximately $40.6 million and directly related expenses of approximately $7.8 million.  The net impact on the quarter ended March 31, 2012 was an increase to net income for approximately $32.8 million ($21.7 million net of taxes or $0.28 per diluted share).

(3)         These amounts include a gain on the disposition of equipment, certain current assets and third-party customer relationships associated with certain lab services.  Related to this sale, the Company received approximately $15.5 million in cash and recognized a gain on sale for approximately $15.2 million ($9.3 million net of taxes or $0.12 per diluted share) during the quarter ended June 30, 2013.